Exhibit 10.23

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), is made as of the 16th day of September, 2020 (the “Effective Date”) by and among the following (each, a “Party,” and collectively, the “Parties”): Keystone Relief Centers LLC, a Pennsylvania limited liability company doing business as Solevo Wellness (the “Company”); the Sellers set forth in Schedule 1 hereto (each, a “Seller,” and collectively, the “Sellers”); Dr. Robert Capretto, a Pennsylvania resident, as the representative of each Seller as more fully described herein (“Representative”); Trulieve PA LLC, a Pennsylvania limited liability company (“Purchaser”) and Trulieve Cannabis Corp., a Canadian corporation organized and existing under the laws of the Province of British Columbia (“Parent”).

RECITALS

WHEREAS, the Sellers, directly or indirectly, own one hundred percent (100%) of the issued and outstanding membership interests of the Company;

WHEREAS, the Company is the sole owner of Medical Marijuana Dispensary Permit # D-5050-17 (the “Dispensary Permit”), issued by the Pennsylvania Department of Health (the “Department”), and used at the following Department approved locations: (a) 5600 Forward Avenue, Pittsburgh, PA 15217 (the “Squirrel Hill Dispensary Location”); (b) 22095 Perry Highway, Suite 301, Zelienople, PA 16063 (the “Butler County Dispensary Location”); and (c) 200 Adios Drive, Suite 20, Washington, PA 15301 (the “Washington Dispensary Location,” and together with the Squirrel Hill Dispensary Location and the Butler County Dispensary Location, collectively, the “Dispensary Locations,” and each individually, a “Dispensary Location”);

WHEREAS, Purchaser desires to purchase from Sellers one hundred percent (100%) of the issued and outstanding membership interests of the Company (the “Purchased Interests”), and Sellers desire to sell the Purchased Interests to Purchaser, all pursuant to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereto hereby agree as follows:

1. Purchase and Sale of Purchased Interests.

1.1 Sale. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing, and Sellers agree to sell to Purchaser at the Closing, the Purchased Interests, free and clear of any and all Liens except as set forth in the Company Operating Agreement, which such Liens shall be waived on or prior to the Closing.

1.2 Closing; Purchase Price; Closing Payments.

(a) The purchase and sale of the Purchased Interests shall take place remotely at a closing via the exchange of documents and signatures to be held on the earlier of: (i) five (5) Business Days following satisfaction or waiver of the conditions set forth in Section 4 and Section 5 of this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing); or (ii) such other place and time as the Parties shall mutually agree (which time and place are designated as the “Closing” and such date, the “Closing Date”).

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(b) For and in consideration of the sale, transfer and delivery of the Purchased Interests, at the Closing, (i) Purchaser shall pay to each Seller an amount equal to such Seller’s Pro Rata Share of the Closing Cash Consideration, payable by wire transfer of immediately available funds to an account designated by such Seller in writing to Purchaser no later than five (5) Business Days prior to the Closing, and (ii) Parent shall, on behalf of Purchaser, issue to each Seller its Pro Rata Share of the Consideration Shares, in accordance with and subject to this Agreement; provided that at or immediately prior to the issuance of any Consideration Shares to Sellers, each Seller receiving Consideration Shares shall execute and deliver an accredited investor questionnaire substantially in the form attached hereto as Exhibit A (the “Accredited Investor Questionnaire”) and a Lock-Up Agreement substantially in the form attached hereto as Exhibit B (“Lock-Up Agreement”) with respect to the Consideration Shares to be issued (it being understood that the issuance of such Consideration Shares to a Seller is contingent on such execution and delivery by each such Seller of an accredited investor statement and Lock-Up Agreement to Parent).

(c) At the Closing, each Seller shall deliver to Purchaser a Membership Interest Assignment substantially in the form attached as Exhibit C to this Agreement (the “Membership Interest Assignment”), duly executed by such Seller and, if the Purchased Interests are certificated, a certificate or certificates evidencing the Purchased Interests.

(d) Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold from such Person with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of any Law relating to Taxes. To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Purchaser.

1.3 Net Working Capital Adjustment.

(a) At least three (3) Business Days, but no more than seven (7) Business Days, prior to the Closing Date, Representative shall cause to be prepared and delivered to Purchaser a good faith estimate of the Net Working Capital immediately prior to the Closing (subject to the last sentence hereof, the “Estimated Net Working Capital”), which shall be certified by a duly authorized officer of the Company as the Sellers’ good faith estimate of the Net Working Capital as of immediately prior to the Closing, which statement shall quantify in reasonable detail the estimates of each item included in such calculation, in each case calculated in accordance with the provisions of this Agreement. The Parties shall cooperate with one another in connection with the preparation and evaluation of such estimate. The Company Parties shall promptly provide Purchaser and its representatives access to all personnel, relevant documents, and information reasonably requested by Purchaser or its representatives in connection with their review of the Estimated Net Working Capital (including all components thereof). Prior to the Closing Date, Purchaser shall notify Representative of any objections to the Estimated Net Working Capital (including any component thereof), and the Parties shall work in good faith to resolve such objections and agree upon a final Estimated Net Working Capital for purposes of Closing, and such agreed upon estimate shall be deemed the Estimated Net Working Capital.

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(b) Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Representative a statement (the “Closing Statement”) calculating the Net Working Capital as of immediately prior to the Closing (the “Closing Net Working Capital”) as well as the adjustments to the Purchase Price which shall be made pursuant to this Section 1.3; provided, however, that a failure by Purchaser to deliver the Closing Statement within such ninety (90) day period will not impair Purchaser’s rights under this Section 1.3, except to the extent that Seller has been prejudiced by such failure. Sellers shall cooperate with Purchaser in its preparation of the Closing Statement. Upon delivery of the Closing Statement, Purchaser shall promptly provide Representative access to all personnel, relevant documents and information to the extent they relate to the Closing Statement (or preparation thereof) reasonably requested by Representative in connection with its review of the Closing Statement and Purchaser’s calculation of the Closing Net Working Capital (including all components thereof), provided that such access is in a manner that does not unreasonably or materially interfere with the normal business operations of Purchaser and its Affiliates.

(c) If Representative disputes any amounts as shown on the Closing Statement, Representative shall deliver to Purchaser within thirty (30) days after receipt of the Closing Statement a notice (the “Dispute Notice”) setting forth Representative’s calculation of Closing Net Working Capital and describing in reasonable detail the basis (including for each component, the difference and the amount thereof and reasons therefor) for the determination of such different amount. If Representative does not deliver a Dispute Notice to Purchaser within such thirty (30) day period, the Closing Statement (and the determination of Closing Net Working Capital therein) prepared and delivered by Purchaser will be deemed to be the Final Closing Statement and the Final Closing Net Working Capital. Any such disputes shall be limited to assertions that the Closing Statement (and the determination of Closing Net Working Capital therein) was not calculated in accordance with the provisions of this Section 1.3, including all defined terms in this Agreement. Any component not disputed in the Dispute Notice shall be treated as final and binding. Purchaser and Representative shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after Representative has given the Dispute Notice. If Purchaser and Representative resolve such differences, the Closing Statement and the Closing Net Working Capital agreed to by Purchaser and Representative will be deemed to be the Final Closing Statement and the Final Closing Net Working Capital. If Purchaser and Representative do not reach a final resolution on the Closing Statement and the Closing Net Working Capital within thirty (30) days after Representative has delivered the Dispute Notice, unless Purchaser and Representative mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences with respect to the adjustment under this Section 1.3 pursuant to a reasonable engagement agreement among Purchaser, Representative, and the Neutral Accountant (which Purchaser and Representative agree to execute promptly), in the manner provided below. Each of Purchaser and Representative shall be deemed to have executed such engagement agreement if it fails to do so within twenty (20) days after receiving a draft thereof. The Neutral Accountant shall have full authority to arbitrate all of the issues or matters relating to the adjustments under this Section 1.3, but shall only decide the specific components under dispute in the Dispute Notice (the “Disputed Items”), solely in accordance with the terms of this

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Agreement. Each of Purchaser and Representative will be entitled to make a presentation to the Neutral Accountant at which the other will be entitled to be present and participate, pursuant to procedures to be agreed to between Purchaser, Representative, and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Closing Statement (and the determination of the Closing Net Working Capital therein); and Purchaser and Representative shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between them and determine the amounts to be set forth on the Closing Statement (and the determination of the Closing Net Working Capital therein) within twenty (20) days after the engagement of the Neutral Accountant. Each of Purchaser and Representative, as a condition precedent to making a presentation to the Neutral Accountant and having the Neutral Accountant review its calculations, shall provide reasonable advance access to the other Party with respect to such materials and reasonably cooperate with the other Party in its review and analysis thereof. The Neutral Accountant’s determination shall be based solely on such presentations of, and materials provided by, Purchaser and Representative (i.e., not on independent review) and on the definitions and other terms and conditions included in this Agreement. The Closing Statement (and determination of the Closing Net Working Capital therein) determined by the Neutral Accountant shall be deemed to be the Final Closing Statement and the Final Closing Net Working Capital. Such determination by the Neutral Accountant will be conclusive and binding upon the Parties, absent Fraud or manifest error, and will be an arbitral award that is non-appealable. The fees and expenses of the Neutral Accountant shall be borne by Representative and Purchaser in proportion to the amounts by which their respective calculations of the Closing Net Working Capital differ from the Final Closing Net Working Capital as finally determined by the Neutral Accountant. Nothing in this Section 1.3(c) is to be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement, except for the resolution of differences between Purchaser and Representative regarding the determination of the Final Closing Statement (and the Final Closing Net Working Capital calculation therein); or (ii) resolve any such differences by making an adjustment to any component of the Closing Statement (and the Closing Net Working Capital calculation therein) that is outside of the range defined by amounts as finally proposed by Purchaser and Representative.

(d) Promptly, but no later than ten (10) Business Days after the final determination thereof, if the Final Closing Net Working Capital set forth in the Final Closing Statement: (i) exceeds the Estimated Net Working Capital, Purchaser shall pay such excess amount to Representative, for the benefit of Sellers, in Parent Shares or cash, in Purchaser’s sole discretion (or if Purchaser has not paid to the Sellers any excess of the Estimated Net Working Capital over the Target Net Working Capital at Closing, then Purchaser shall pay to Representative, for the benefit of Sellers, the excess amount of the Final Closing Net Working Capital over the Target Net Working Capital in Parent Shares or cash, in Purchaser’s sole discretion); or (ii) is less than the Estimated Net Working Capital, Sellers shall pay such shortfall to Purchaser. Any payments made pursuant to this Section 1.3 shall be treated as an adjustment to the Purchase Price by the Parties. The Parties acknowledge that the limitations on indemnification set forth in Section 7 are inapplicable to the adjustments to be made under this Section 1.3.

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1.4 Earn-Out.

(a) As additional consideration for the Purchased Interests, at such times as provided in this Section 1.4, Parent shall pay to Sellers an additional payment of up to Seven Hundred Twenty-One Thousand Six Hundred Forty-Seven (721,647) Parent Shares (the “Earn-out Payment”) contingent upon the Company achieving certain EBITDA during the twelve (12) month period beginning the first full fiscal quarter after the Closing Date (the “Earn-out Period”); provided, however, that the Earn-out Period shall be tolled during any Qualified Shutdown occurring during the Earn-out Period, and the Earn-out Period shall be extended by number of days of such Qualified Shutdown. Specifically, Parent will pay to Sellers the Earn-out Payment as follows:

EBITDA during Earn-Out Period	Earn-out Payment
75% of the Company Projected EBITDA	300,686 Parent Shares

> 75% of the Company Projected EBITDA and < 100% of the Company Projected EBITDA	Between 300,686 Parent Shares and 721,647 Parent Shares, on a proportionate basis.

≥100% of the Company Projected EBITDA	721,647 Parent Shares

For the avoidance of doubt, no Earn-out Payment shall be payable hereunder in the event the Company’s EBITDA for the Earn-out Period is less than seventy-five percent (75%) of the Company Projected EBITDA for the Earn-out Period.

(b) Payment of the Earn-out Payment.

(i) The Earn-out Payment, if any, will be due and payable by the Parent to the Sellers in accordance with their Pro Rata Share within one hundred-twenty (120) days of the end of the Earn-out Period.

(ii) The Earn-out Payment, if any, will be paid by Parent in Parent Shares, subject to compliance with applicable Law and the rules and policies of any applicable stock exchange. The issuance of any Earn-out Payment to Sellers will be conditioned upon the delivery by Sellers of lock-up agreements substantially in the form of the Lock-Up Agreements hereunder, except that the applicable lock-up period shall be six (6) months.

(c) Following the Closing and prior to the expiration of the Earn-out Period, except in each case with the prior written consent of Representative and compliance with applicable Law, Parent shall maintain separate financial books and records for the Company, in a manner reasonably calculated to facilitate the determination of the Company’s EBITDA and shall not (i) directly or intentionally take any actions with the purpose of avoiding or reducing the Earn-out Payment hereunder, (ii) cause or require any divestitures of any assets of the Company (other than any Company Intellectual Property or in ordinary course of business) or (iii) divert management or employee resources, or time, away from the Company; provided, however, for the avoidance of doubt, Parent may, directly or indirectly, exercise its discretion in the hiring or firing of Company personnel, including but not limited to management personnel.

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(d) During the Earn-out Period, Parent shall cause the Company to provide Representative with unaudited quarterly financial statements of the Company, on a stand-alone basis, no later than thirty (30) days following the completion of the applicable quarter, excluding the fourth quarter of the Earn-out Period.

(e) The Parties understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Purchaser or Parent,

(ii) neither Sellers nor Representative shall have any rights as a security holder of Purchaser or Parent as a result of Sellers’ contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.

1.5 Definitions; Interpretive Guidelines.

(a) Definitions. In addition to the terms defined elsewhere throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

Defined Terms	Section

Accredited Investor Questionnaire	Section 1.2(b)

Agreement	Preamble

Authorized Action	Section 9.23(c)

Balance Sheet Date	Section 2.7(a)

Basket	Section 7.4(a)

Butler County Dispensary Location	Recitals

Cap	Section 7.4(c)

Closing	Section 1.2(a)

Closing Date	Section 1.2(a)

Closing Net Working Capital	Section 1.3(b)

Closing Statement	Section 1.3(b)

Company	Preamble

Copyrights	Section 1.5(a)(xxxv)

Department	Recitals

Determination	Section 7.5(d)

Direct Claim	Section 7.5(c)

Disclosure Schedule	Section 2

Designated Person	Section 9.24(a)

Dispensary Location(s)	Recitals

Dispensary Permit	Recitals

Disputed Items	Section 1.3(c)

Dispute Notice	Section 1.3(c)

Earn-out Payment	Section 1.4(a)

Earn-out Period	Section 1.4(a)

Effective Date	Preamble

Estimated Net Working Capital	Section 1.3(a)

Exclusive Venues	Section 9.15

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Defined Terms	Section

Federal Exception	Section 2.4

Financial Statements	Section 2.7(a)

Fundamental Representations	Section 7.1

Government Consents	Section 6.1(a)

Indemnified Party	Section 7.4

Indemnifying Party	Section 7.4

Intellectual Property Licenses	Section 2.10(c)

Kick Out Date	Section 9.19(a)(v)

Leased Real Property	Section 2.16(c)

Licenses	Section 2.23

Lock-Up Agreement	Section 1.2(b)

Losses	Section 7.2

Material Supplier	Section 2.9

Membership Interest Assignment	Section 1.2(c)

Most Recent Balance Sheet	Section 2.7(a)

Most Recent Balance Sheet Date	Section 2.7(a)

Option Agreement	Section 4.8(s)

Outside Assets	Section 2.16(h)

Owned Property	Section 2.16(a)

Parent	Preamble

Party(ies)	Preamble

Patents	Section 1.5(a)(xxxv)

PCBs	Section 1.5(a)(xxxiii)

Physical Inventory	Section 6.7

Post-Closing Representation	Section 9.24(a)

Pre-Closing Period	Section 6.2

Pre-Closing Representations	Section 9.24(a)

Purchaser	Preamble

Purchaser Group	Section 9.24(a)

Purchased Interests	Recitals

Purchaser Indemnitees	Section 7.2

Real Property Leases	Section 2.16(c)

Receivables	Section 2.8(a)

Registered Intellectual Property	Section 2.10(b)

Representative	Recitals

Risk	Section 9.23(d)

Schedule Supplement	Section 6.9(c)

Seller(s)	Preamble

Seller Indemnitees	Section 7.3

Seller Returns	Section 8.5

Squirrel Hill Dispensary Location	Recitals

Third-Party Claim	Section 7.5(a)

Trademark	Section 1.5(a)(xxxv)

Transfer Taxes	Section 8.5

Union	Section 2.19

WARN Act	Section 2.18(t)

Washington Dispensary Location	Recitals

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(i) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(ii) “Books and Records” of a Person means all records (in any type of storage medium) in the possession or control of a Person, including, without limitation, customer lists, sales records, records relating to regulatory matters, financial and accounting records and compliance records.

(iii) “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in Pittsburgh, Pennsylvania are required or authorized by Law to be closed.

(iv) “Cannabis Service Provider Contracts” means those Contracts of the Company that are particular to the cannabis industry (i.e. Contracts that specifically reference cannabis and/or are essential to the conduct of the Company’s business as currently conducted or intended to be conducted in the near future). For example, a Contract for janitorial services would not be considered a Cannabis Service Provider Contract, but a Contract for the supply of cartridges used in the Company’s products would be considered a Cannabis Service Provider Contract.

(v) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

(vi) “Change of Control Payments” means any and all bonuses or other obligations or payments that are not paid by Seller prior to Closing, arising or payable as a result of or in connection with the transactions contemplated hereby (whether due at or after the Closing).

(vii) “Closing Cash Consideration” means the Closing Cash Purchase Price, minus (i) any Indebtedness of any of the Company, minus (ii) any Change of Control Payments, minus (iii) any Company Transaction Expenses in connection with the Transaction Agreements that remain unpaid as of Closing, minus (iv) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, plus (v) subject to Purchaser’s election (in its sole discretion), the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital.

(viii) “Closing Cash Purchase Price” means $10,000,000.

(ix) “Code” means the Internal Revenue Code of 1986, as amended.

(x) “Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

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(xi) “Company Operating Agreement” means that certain Amended and Restated Operating Agreement of Keystone Relief Centers, LLC, dated November 11, 2016, by and among the Company, and those persons listed on Schedule A-1 attached thereto and Schedule A-2 attached thereto, as amended by Amendment No. 1 to the Amended and Restated Operating Agreement of the Company dated as of March 19, 2018.

(xii) “Company Parties” means the Company and Sellers.

(xiii) “Company Projected EBITDA” means Seven Million Five Hundred Seventeen Thousand Three Hundred Dollars ($7,517,300).

(xiv) “Company Transaction Expenses” means, collectively, the Transaction Expenses incurred by the Company, Sellers, and their Affiliates in connection with the transactions contemplated by the Transaction Agreements.

(xv) “Competitor” means any licensed medical marijuana dispensary in the Commonwealth of Pennsylvania.

(xvi) “Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Governmental Authority or other Person pursuant to any Contract or applicable Law.

(xvii) “Consideration Shares” means the number of Parent Shares having a value equal to the Share Purchase Price.

(xviii) “Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment, or other arrangement or agreement, whether written or oral.

(xix) “COVID Related Deferrals” means any Liabilities, including Tax Liabilities, or other amounts for or allocable to any period ending on or prior to the Closing Date the payment of which is deferred, on or prior to the Closing Date, to a period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act or any other Law related to COVID-19.

(xx) “CSE” means the Canadian Securities Exchange.

(xxi) “EBITDA” means earnings before interest, taxes, depreciation, and amortization, calculated in accordance with GAAP, and consistent with the sample calculation set forth on Schedule 1.5(a)(xxi).

(xxii) “Employee Benefit Plan” means (i) each “employee benefit plan,” as defined in ERISA Section 3(3), and (ii) each other plan, fund, arrangement or agreement, including but not limited to, bonus, incentive compensation, deferred compensation, supplemental retirement, pension, profit sharing, retirement, equity purchase, equity option, equity ownership, equity appreciation rights, phantom equity, profits interests, post-retirement benefits (such as retiree medical or retiree life), change in control, retention, employment, termination, vacation, day or dependent care, legal services, educational assistance, Code Section 125 plan, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind (other than base salary or base hourly wages), whether or not subject to ERISA, whether formal or informal, or whether written or oral.

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(xxiii) “Environmental Laws” means any Law, regulation, or other applicable requirement relating to (a) releases or threatened releases of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or safety, natural resources, or the environment; (c) the manufacture, generation, handling, transport, use, treatment, storage, handling, transportation, management, or disposal of, or exposure to, Hazardous Substances; or (d) substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, any state and local environmental law, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued relative to the foregoing.

(xxiv) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xxv) “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that is required to be treated along with the Company as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(xxvi) “Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended.

(xxvii) “Family Member” means, with respect to any individual, (a) the spouse, parents, siblings, and descendants (including adoptive relationships and stepchildren) of that individual and (b) the spouse of each individual described in clause (a) of this definition.

(xxviii) “Final Closing Net Working Capital” means the final Closing Net Working Capital as determined by agreement of Purchaser and Seller or by the Neutral Accountant or otherwise in accordance with the procedures set forth in Section 1.3.

(xxix) “Final Closing Statement” means the final Closing Statement as determined by agreement of Purchaser and Seller or by the Neutral Accountant or otherwise in accordance with the procedures set forth in Section 1.3.

(xxx) “Fraud” means Delaware common law fraud.

(xxxi) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(xxxii) “Governmental Authority” means any state, commonwealth, province, territory or possession of, and including, the United States or Canada, and any political subdivision of any of the foregoing, including the Department, courts, departments, regulatory agency, administrative agency, commissions, boards, bureaus, agencies, ministries or other instrumentalities, and any other entity exercising Law-making power (whether or not self-regulating).

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(xxxiii) “Hazardous Substances” means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is now or may in the future be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum, petroleum products, and polychlorinated biphenyls (“PCBs”).

(xxxiv) “Indebtedness” of any Person means, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) except for trade debt in the ordinary course of business, all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (v) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii), (iii) and (iv) above to the extent of the obligation secured; (vi) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i), (ii), (iii), (iv) and (v) above, to the extent of the obligation guaranteed and (vii) all COVID Related Deferrals.

(xxxv) “Intellectual Property Rights” means any and all proprietary and intellectual property rights, in any jurisdiction, including those rights in and to (a) inventions and discoveries (whether or not patentable or reduced to practice), improvements thereto, and invention disclosures, (b) patents and patent applications (including applications or registrations for industrial design, mask works and statutory invention registrations), together with extensions, reissuances, divisionals, provisionals, continuations, continuations-in-part and reexaminations thereof (“Patents”), (c) trademarks, trademark applications and registrations, service marks, brand names, certification marks, trade dress, slogans, symbols, logos, trade names and corporate names, fictitious names, domain names, websites, and social media accounts, together with the goodwill associated therewith (in each case, whether registered or unregistered) (“Trademarks”), (d) copyrights, published and unpublished works of authorship, whether copyrightable or not (including software (including POS software and marketing software) and related algorithms), moral rights and rights equivalent thereto, including the rights of attribution, assignation and integrity (in each case, whether registered or unregistered) (“Copyrights”), (e) all trade secrets and confidential business information including, but not limited to, confidential ideas, technical data, customer lists, pricing and cost information, marketing plans, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, databases, historical marketing analyses and reports, and customer and transactional databases, (f) all proprietary breeds, cultivars, varietals and germplasm, (g) all other proprietary rights, (h) all applications to register, registrations and renewals, substitutions or extensions of the foregoing and (i) all copies and tangible embodiments of the foregoing.

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(xxxvi) “Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Company, including all genetic cannabis plant strains and phenotypes.

(xxxvii) “Key Employee” means any executive-level employee (including division director or manager and vice president-level positions) as well as any material employee to the operations or contemplated operations of the Company and any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(xxxviii) “Knowledge” of a specified Person means the actual knowledge of such specified Person together with such knowledge that such specified Person would be reasonably expected to discover after reasonable investigation, and, when such specified Person is any Company Party, it means the actual knowledge of each the directors, officers and/or managers of the Company Parties together with such knowledge that each such Person would be expected to discover after reasonable investigation.

(xxxix) “Landlord Estoppel Certificate” means an estoppel certificate with respect to a Real Property Lease, dated after the Effective Date, but no earlier than thirty (30) days prior to the Closing Date, from the landlord under such Real Property Lease containing such customary provisions to be reasonably expected in an estoppel certificate.

(xl) “Law” means (a) any law, statute, code, constitution, treaty, decree, rule, ordinance or regulation or any determination or direction of any arbitrator or any Governmental Authority, including common law and any Environmental Law and also including any of the foregoing that relate to data use, privacy or protection and (b) any License held by a Person or its subsidiaries or that otherwise relates to the business or contemplated business of or contemplated use by, or to any assets owned or used by, such Person or its subsidiaries.

(xli) “Legal Proceeding” means any claim, action, charge, complaint, litigation, arbitration, audit, investigation, inspection, hearing or proceeding, administrative enforcement proceeding or other similarly formal legal proceeding (including civil, criminal, administrative or appellate proceeding) commenced, brought, conducted or heard by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(xlii) “Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other Loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

(xliii) “Licensed Intellectual Property” means those Intellectual Property Rights licensed, directly or indirectly, to the Company.

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(xliv) “Lien” means any option, mortgage, deed of trust, pledge, hypothecation, lien (statutory or otherwise), charge, security interest, defect of title, easement, encroachment, reservation, restriction, adverse right or interest, claim or other encumbrance (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

(xlv) “Material Adverse Effect” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse effect or could be reasonably expected to have a material adverse effect, with or without the passage of time, on (A) the business, assets (including intangible assets), liabilities, operations (including contemplated operations), financial condition, property, prospects, or results of operations (including, with respect to the Company, the Dispensary Permit), in each case of the Company, or (B) the ability of any Party to perform its material obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, change or occurrence resulting from or arising out of any of the following shall constitute, a Material Adverse Effect: (a) the announcement of the execution of this Agreement or the pendency of consummation of the transactions contemplated hereby; (b) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company conducts its business; (c) any change in applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof; (d) compliance with the terms of, and taking any action required by, this Agreement, or the taking or not taking by any Company Parties of any actions at the request of, or with the consent of, Purchaser, Parent or any of their Affiliates; and (e) any acts or omissions of Purchaser, Parent or any of their Affiliates after the date of this Agreement.

(xlvi) “MMA” means the Pennsylvania Medical Marijuana Act (Act 16), as amended from time to time. For the purposes of this Agreement, MMA shall include Title 28, Chapters 1141, 1151, and 1161, of the Pennsylvania Code.

(xlvii) “Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

(xlviii) “Neutral Accountant” means BDO USA (or if such firm declines or is unable to act, or has a conflict of interest with Purchaser or any Company Party, or any of their respective Affiliates, a nationally recognized accounting firm mutually acceptable to Purchaser and Seller).

(xlix) “Net Working Capital” means (A) the current assets of the Company (consisting of asset account line items as specified on Schedule 1.5(a)(xlix) (the “Net Working Capital Schedule”)), minus (B) the current liabilities of the Company (consisting of liability account line items as specified on the Net Working Capital Schedule), in each case determined in accordance with GAAP applied on a consistent basis (except as set forth on the Net Working Capital Schedule) and consistent with the preparation of the Net Working Capital Schedule.

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(l) “Owned Intellectual Property” means, collectively, those Intellectual Property Rights owned, directly or indirectly, by the Company.

(li) “Parent” means Trulieve Cannabis Corp., a Canadian corporation organized and existing under the laws of the Province of British Columbia.

(lii) “Parent Shares” means the Subordinate Voting Shares of Parent, which Subordinate Voting Shares shall have a price of $20.7858 per share.

(liii) “Partnership Audit Provisions” means Sections 6221 through 6241 of the Code as originally enacted in P.L. 114-74, and as may be amended, and including any United States Treasury Regulations or other administrative guidance promulgated by the Internal Revenue Service thereunder or successor provisions and any comparable provision of non-U.S. or U.S. state or local Law.

(liv) “Person” means any individual, corporation, partnership, trust, limited liability company, association, Governmental Entity or other entity.

(lv) “Pre-Closing Taxes” means (a) all Taxes (or the non-payment thereof) of the Company for any and all Pre-Closing Tax Periods, (b) all Taxes (or the non-payment thereof) of Sellers (and any direct or indirect owner of any Seller that is an entity), for any and all taxable periods, (c) any payroll Taxes with respect to compensatory payments paid in connection with the Closing, (d) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing, (e) any Taxes resulting from any election by the Company under Code §108(i) on or prior to the Closing Date, (f) all COVID Related Deferrals (without duplication of any amounts included in Indebtedness) and (g) all Taxes imposed on any Company Party (or direct or indirect owner of any Seller that is an entity) as a result of any transaction contemplated by this Agreement. For purposes of the foregoing, any property Taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended at the end of the Closing Date.

(lvi) “Pro Rata Share” means, with respect to each Seller, the percentage allocation set forth on Schedule 1.

(lvii) “Public Record” means all documents filed by or on behalf of Parent on SEDAR since September 24, 2018.

(lviii) “Purchase Price” means $20,000,000, minus (i) any Indebtedness of the Company, minus (ii) any Change of Control Payments, minus (iii) the Company Transaction Expenses (in each case, with respect to items (i), (ii), and (iii) to the extent not paid or funded by Sellers at or prior to Closing), plus (iv) the amount by which the Final Closing Net Working Capital exceeds the Target Net Working Capital, minus (v) the amount by which Final Closing Net Working Capital is less than the Target Net Working Capital, plus (vi) the amount of any Earn-Out Payments.

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(lix) “Purchaser’s Advisors” means Purchaser’s attorneys, accountants, advisors, representatives and/or Tax advisors, if any.

(lx) “Qualified Shutdown” means (i) a mandatory closure of one or more of the Dispensaries by a Governmental Authority, and (ii) which closure has Material Adverse Effect on the Company, taken as a whole.

(lxi) “Restrictive Covenant and General Release Agreement” means the non-compete and non-solicit, non-disparagement and general release agreement dated as of the Closing Date, from Sellers, on its behalf and on behalf of its Affiliates, in substantially the form attached hereto as Exhibit D.

(lxii) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(lxiii) “Sellers Counsel” means Metz Lewis Brodman Must O’Keefe LLC.

(lxiv) “Share Purchase Price” means $10,000,000.

(lxv) “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

(lxvi) “Target Net Working Capital” means One Million Three Hundred Thousand Dollars ($1,300,000.00).

(lxvii) “Tax” means (a) any federal, state, county, local, municipal or foreign income, gross receipts, net proceeds, fuel, excess profits, user, capital stock, profits, escheat, unclaimed property, gain, registration, ad valorem, estimated, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs, duties, franchise, employees’ income withholding, foreign or domestic withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property (tangible or intangible), sales, use, transfer, value added, goods and services, escheat or unclaimed property (whether or not considered a tax under local Law) alternative or add on minimum or other tax of any kind or any charge of any kind in the nature of taxes, assessments, duties or similar charges, including any interest, penalties or additions to Tax in respect of the foregoing, in each case whether disputed or not, imposed by any Governmental Authority, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation Contract, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract or otherwise.

(lxviii) “Tax Return” means any Tax return, declaration, report, claim for refund, or information return or statement filed or required to be filed by the Company, including any amendments thereto.

(lxix) “Transaction Agreements” means this Agreement, the Membership Interest Assignment, Lock-Up Agreement, Restrictive Covenant and General Release Agreement, Employment Agreement, Option Agreement, and any other documents executed in connection herewith or contemplated hereby.

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(lxx) “Transaction Expenses” means, with respect to a Party, expenses incurred in connection with the negotiation, preparation, execution and closing of the transactions contemplated by the Transaction Agreements.

(b) Interpretive Guidelines.

(i) All pronouns used in this Agreement shall be deemed to include masculine, feminine and neuter forms.

(ii) Unless the context requires otherwise: (1) the singular number includes the plural and the plural number includes the singular and shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (2) each reference in this Agreement to a designated “Article,” “Section,” “Schedule,” “Exhibit,” or “Appendix” is to the corresponding Section, Schedule, Exhibit, or Appendix of or to this Agreement; (3) the word “or” shall not be applied in its exclusive sense; (4) the word “all” shall be interpreted to mean “any and all”; (5) the words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation”; (6) the words “relate,” “relates,” and “relating” are deemed to be followed by the phrase “in any way”; (7) references to “$” or “dollars” means the lawful currency of the United States; and (8) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

(iii) References in this Agreement to any Contract or any particular provisions of Law shall be deemed to refer to such Contract or Law as they exist as of the Effective Date of this Agreement and at the Closing Date.

(iv) Any reference in this Agreement to “day” or number of “days” without the explicit qualification of “business” must be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day and that calendar day is not a Business Day then the action or notice is deferred until, or may be taken or given, on the next Business Day.

(v) Any reference in this Agreement to a date or time is a reference to that date or time in Pittsburgh, Pennsylvania, unless otherwise stated.

(vi) Any undertaking in this Agreement not to do any act or thing is deemed to include an undertaking not to permit or suffer the doing of that act or thing.

(vii) The definitions in this Agreement apply equally to both the singular and plural of the terms defined.

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2. Representations and Warranties of the Company Parties. The Company Parties, jointly and severally, represent and warrant to Purchaser that, subject to the schedule of disclosures and exceptions (the “Disclosure Schedule”) attached as Exhibit E to this Agreement, which disclosures and exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and correct as of the Effective Date, and will be true and correct as of the Closing Date. The Disclosure Schedule shall be arranged in numbered schedules corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any schedule of the Disclosure Schedule shall qualify the representations made in other sections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to or qualifies such other representations made in other sections of this Section 2.

2.1 Organization, Good Standing, Power and Qualification. The Company is a limited liability company validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite limited liability company power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership of property or conduct of business requires it to be qualified. True, correct and complete copies of the Company’s organizational documents currently in effect have been provided to Purchaser and reflect all amendments made thereto at any time prior to the Closing Date.

2.2 Ownership of Purchased Interests; No Voting Trusts.

(a) Schedule 2.2(a) sets forth all of the authorized, issued and outstanding equity interests of the Company. Sellers own, beneficially and of record, all of the equity interests of the Company set forth on Schedule 2.2(a), free and clear of any and all Liens or other restrictions or limitations whatsoever, except as set forth in the Company Operating Agreement, which such Liens shall be waived on or prior to the Closing. All of the outstanding equity interests of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or other rights of any Person to acquire any securities of the Company. Upon delivery to Purchaser of the Membership Interest Assignment executed by Sellers, good and valid title to the Purchased Interests will pass to Purchaser, free and clear of all Liens or other restrictions or limitations whatsoever of any kind.

(b) No Company Party is bound by, nor has any Company Party granted to any other Person, any option, warrant, calls, purchase or other right or other contractual obligation (including, without limitation, conversion or preemptive rights and rights of first refusal or similar rights), orally or in writing, with respect to any equity interests of the Company or that could require any Company Party to sell, issue, grant, transfer or otherwise dispose of any or all of the equity interests of the Company, or any securities convertible into or exchangeable for equity interests in the Company.

(c) There are no voting trusts, commitments, undertakings, understandings or other restrictions to which Seller is a party that directly or indirectly limit or restrict in any manner, or otherwise relate to, the sale or other disposition of any of the Purchased Interests.

2.3 Subsidiaries. The Company does not own or control, or has never owned or controlled, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not, nor has it ever been, a participant in any joint venture, partnership or similar arrangement.

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2.4 Authorization; Enforceability. All limited liability company (or other applicable entity) action required to be taken by the officers, managers, boards of directors and owners of the Company and each Seller, in order to authorize the Company and each Seller to enter into the Transaction Agreements to which such Party is or will be a party and to consummate the transactions contemplated thereby has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company and all applicable Sellers necessary for the execution and delivery of the Transaction Agreements and the performance of all obligations of such Party under the Transaction Agreements to be performed as of the Closing has been taken or will be taken prior to the Closing. The respective Transaction Agreements to which each Company Party is a party, when executed and delivered by such Company Party, shall constitute valid and legally binding obligations of such Company Party, enforceable against such Company Party in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) as limited by the prohibition of the cultivation, processing, possession, transport and sale of cannabis products under U.S. federal Law (the “Federal Exception”).

2.5 Governmental Consents and Filings. Except for approval by the Department, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of any Company Party in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement or any of the other Transaction Agreements.

2.6 Legal Proceedings. Except as set forth in Schedule 2.6, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened (a) against or relating to any Company Party, any officer, member or manager of any Company Party, or any Key Employee; (b) that questions the validity of any of the Transaction Agreements or the right of any Company Party to enter into any of the Transaction Agreements, or to consummate the transactions contemplated by the Transaction Agreements; (c) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or (d) against any Person with respect to the Dispensary Permit. Neither any Company Party nor, to the Company’s Knowledge, any of the officers, directors, members or managers of any Company Party, or any Key Employee, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or other Governmental Authority (in the case of officers, directors, managers or Key Employees, such as would affect the Company or any Seller). There is no Legal Proceeding by any Company Party pending or that any Company Party intends to initiate, and no basis, to the Company’s Knowledge, for any such Legal Proceeding to be initiated against any Company Party or that relates to the Dispensary Permit, including, without limitation, any Legal Proceedings pending or threatened (or any basis therefor known to the Company) involving the services provided to the Company by any consultant or independent contractor, the prior employment of any employee of the Company, the services provided by any of the employees, consultants or independent contractors of the Company in connection with its business, any information or techniques allegedly proprietary to any former employers of any employees, consultants or independent contractors of the Company, or the obligations of any employees, consultants or independent contractors of the Company under any Contracts with its prior employers.

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2.7 Financial Statements.

(a) The Company has previously made available to Purchaser true, complete and correct copies of (i) the unaudited balance sheets of the Company as at December 31, 2017, December 31, 2018, and the audited balance sheet of the Company as at December 31, 2019, as applicable (the “Balance Sheet Date”) and the related audited statements of income, members’ equity, and cash flows of the Company for the fiscal years then ended; and (ii) the unaudited balance sheet of the Company (the “Most Recent Balance Sheet”) as at July 31, 2020 (the “Most Recent Balance Sheet Date”) and the related statements of income, members’ equity, and cash flows of the Company for the seventh-month period then ended (together with all the audited and unaudited statements set forth in (i) and (ii), including the related notes and schedules thereto, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, and present fairly, in all material respects, the financial position and results of operations of the Company as of the respective dates and for the respective periods indicated therein. The Books and Records of the Company have been, and are being, maintained in all material respects in accordance with applicable Law, and the Financial Statements were derived from the Books and Records of the Company.

2.8 Accounts Receivable; Inventory.

(a) All accounts receivable, notes and other amounts receivable of the Company (“Receivables”) reflected in the Financial Statements represent bona fide transactions on the part of the Company. The Receivables reflected in the Financial Statements arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Financial Statements. No Person has any Lien on any of the Receivables and no request or agreement for deduction or discount has been made with respect to any of the Receivables since the Balance Sheet Date.

(b) All Inventory, whether or not reflected in the Most Recent Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Company free and clear of all Liens, and no Inventory is held on a consignment basis.

2.9 Suppliers. No supplier representing ten percent (10%) or more of the aggregate purchases of the Company for fiscal year 2018 or 2019, each of which suppliers is set forth on Schedule 2.9 (a “Material Supplier”), has given notice or otherwise indicated to the Company that (i) it will or intends to terminate or not renew its Contract, if any, with the Company before such Contract’s scheduled expiration date, (ii) it will otherwise terminate its relationship with the Company or (iii) it will or intends to materially reduce its sales or provisions of services to the Company. To the Company’s Knowledge, no Material Supplier has filed a voluntary petition for bankruptcy protection. The Company has not experienced any material and adverse effect on its relationship with any Material Supplier as a result of COVID-19.

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2.10 Intellectual Property.

(a) The Company Intellectual Property of the Company includes all Intellectual Property Rights owned or licensed by the Company, as of Closing, and used in the Company’s business as currently conducted and proposed to be conducted by the Company. The Company Intellectual Property comprises all of the Intellectual Property Rights that are reasonably necessary to the conduct of the Company’s business as currently conducted and proposed to be conducted, including the design, development, manufacture, use, import, marketing, and sale of any product, technology or service. The Company has good, valid and marketable title to its Owned Intellectual Property free and clear of any and all Liens. With the exception of the Intellectual Property Licenses set forth on Schedule 2.10(c), and except that the Company is limited to selling its cannabis products solely within in the Commonwealth of Pennsylvania in accordance with the Laws of the Commonwealth of Pennsylvania and the terms and conditions of the Dispensary Permit, no Owned Intellectual Property, or product or service of the business of the Company, is subject to any order, settlement agreement or Contract that restricts in any manner the use, transfer, licensing or enforcing thereof by the Company or may affect the validity, use or enforceability thereof, subject to the Federal Exception.

(b) Schedule 2.10(b)(i) sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with, or issued by or registered with, a governmental body, register service or social media account (collectively, “Registered Intellectual Property”), and such list includes for each item of Registered Intellectual Property appropriate identifying details and the next upcoming deadline. Schedule 2.10(b)(ii) sets forth a true, complete and correct list of all Trademarks and service marks that are Owned Intellectual Property and not otherwise identified on Schedule 2.10(b)(i). Schedule 2.10(b)(iii) sets forth a true, complete and correct list of each corporate, limited liability company, trade or fictitious name under which the business of the Company has been conducted at any time prior to Closing. Except as set forth in Schedule 2.10(b)(i), there are no actions that must be taken within one hundred eighty (180) days of Closing, including responding to office actions, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. Each item of Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

(c) The Company has obtained and possesses valid and sufficient licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to others for their use in connection with the Company’s business. Schedule 2.10(c) sets forth a true, complete and correct list of all written licenses and arrangements (other than ordinary course licenses of commercially available software that, in each case, does not exceed license fees of $50,000), pursuant to which the use by

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the Company of any Intellectual Property Rights is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are valid, binding and enforceable between the Company and the other parties thereto and are in full force and effect. There is no default under any Intellectual Property License by the Company and by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. There are no Intellectual Property Licenses for which there are any threatened or ongoing Legal Proceedings or, to the Company’s Knowledge, other dispute regarding the scope of such Intellectual Property License or performance under such Intellectual Property License including with respect to any payments to be made or received by the Company.

(d) Except as set forth on Schedule 2.10(d), all employees, consultants and/or other Persons of the Company involved in the development of Owned Intellectual Property have entered into confidentiality and assignment of inventions agreements substantially in the form included on Schedule 2.10(d). Accordingly, to the extent that any Owned Intellectual Property of the Company has been developed or created by any Person other than the Company or jointly with any Person other than the Company, the Company has a valid, enforceable and written assignment sufficient to irrevocably transfer all rights in such Owned Intellectual Property to the Company, and the Company is the exclusive owner of all such Owned Intellectual Property. In each case in which the Company has acquired any Owned Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Owned Intellectual Property to the Company. The Company has obtained releases from all Persons featured, or whose name or likeness is used, in any of the Company’s current or proposed products, services, advertising or marketing materials, and related collateral substantially in the form included on Schedule 2.10(d).

(e) The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Owned Intellectual Property to any Person. Schedule 2.10(e) contains a complete and correct list of all Contracts under which the Company has granted to others a non-exclusive license, covenant not to sue or any other interest in, or any right to use or exploit, any Owned Intellectual Property.

(f) The operation of the business of the Company as currently conducted and as proposed to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, and sale of any product, technology or service of the business of the Company does not infringe or misappropriate, and will not infringe or misappropriate, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. The Company has not received notice from any Person claiming that such operation or any act, product, technology, service or Owned Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, violates any right of any Person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(g) There is no claim or demand of any Person pertaining to, or any proceeding that is pending, or to the Company’s Knowledge threatened, that challenges the rights of the Company, in respect of any Owned Intellectual Property. To the Company’s Knowledge, no Person is infringing or misappropriating any Owned Intellectual Property.

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(h) The Transaction Agreements and the transactions contemplated by the Transaction Agreements will not result in (i) any third party being granted rights or access to any Owned Intellectual Property, (ii) the Company losing any right to any Owned Intellectual Property or under any Intellectual Property License, or (iii) the Purchaser being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to Closing pursuant to any Contract to which the Company is a party or by which it or its assets is bound.

(i) The Company has implemented and maintained administrative, technical and physical measures to prevent the introduction of contaminants into products and services (and all parts thereof) of the Company from software licensed from third parties. The Company has implemented and maintained administrative, technical and physical measures to protect the information technology systems used in connection with the operation of its business from contaminants, including any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or the unauthorized disablement or erasure of data or other software. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of information technology systems of the Company.

(j) The Company has implemented and maintained policies and measures to protect and maintain in a confidential manner the integrity and security of personal information. The Company has a privacy policy regarding the collection, use, and disclosure of personal information in connection with the operation of the business and is and has been in compliance with such privacy policy. The Company has in the past two (2) years posted a privacy policy in a clear conspicuous location on its website(s) and any mobile application(s) owner operated by the Company. The Company has adequate technical and procedural measures in place to protect personal information collected by, or in the possession of, the Company against loss, unauthorized access, or unauthorized disclosure. The Company is not subject to any obligation that would prevent the Company, Purchaser, or any of their Affiliates from using personal information in a manner consistent with any industry standards regarding the collection, retention, use, or disclosure of such information. No claims are pending or, to the Knowledge of the Company, threatened or likely to be asserted against the Company by any person alleging a violation of applicable Laws or rights relating to privacy, personal information, or any other confidentiality rights of an individual.

2.11 Compliance with Other Instruments.

(a) No Company Party is in violation of or default under (i) any provisions of their respective formation or governing documents, including, without limitation, the Company’s certificate of organization or operating agreement, (ii) any instrument, judgment, order, writ or decree, (iii) any note, indenture or mortgage, (iv) any lease, agreement, Contract or purchase order to which any Company Party is a party or bound or is material to the business of the Company, or (v) subject to the Federal Exception, any provision of Law applicable to any Company Party.

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(b) Neither the execution, delivery and/or performance of any of the Transaction Agreements, nor the consummation of the transactions contemplated by any of the Transaction Agreements, will, directly or indirectly, (i) contravene, conflict with, result in or constitute (with or without the passage of time or giving of notice) a violation of any Law, subject to the Federal Exception, or judicial or administrative order to which any Company Party, or any of their respective assets, may be subject; (ii) contravene, conflict with, result in or constitute (with or without the passage of time or giving of notice) a violation or breach of any provision of any Company Party’s organizational documents; (iii) contravene, conflict with, result in or constitute (with or without the passage of time or giving of notice) a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which any Company Party is a party; (vi) result in, or constitute (with or without the passage of time or giving of notice) an event that results in, the imposition or creation of any Lien upon or with respect to any of the Purchased Interests or any Company Party’s assets; or (v) result in, or constitute (with or without the passage of time or giving of notice) an event that results in, the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company, including, without limitation, the Dispensary Permit.

2.12 Agreements; Actions. Except as set forth on Schedule 2.12:

(a) There are no Contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of Twenty-Five Thousand Dollars ($25,000.00) annually or over the lifetime of such Contract or proposed transaction, (ii) the license of any Patent, Copyright, Trademark, trade secret or other Intellectual Property Right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products or services, including, without limitation, medical marijuana, (iv) indemnification by the Company with respect to infringements of Intellectual Property Rights, or (v) obligations outside the ordinary course of business or inconsistent with any past practices of the Company (for the purposes of this Section 2.12(a), all Indebtedness, Liabilities, Contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts);

(b) The Company is not a party to or bound by any Cannabis Service Provider Contracts;

(c) The Company has not (i) authorized or declared any distribution upon or with respect to its equity interests that have not been paid in full, (ii) incurred any Indebtedness for money borrowed or incurred any other Liabilities in excess of Twenty-Five Thousand Dollars ($25,000.00), individually or in the aggregate, (iii) made any loans or advances to any Person, or

(iv) sold, exchanged or otherwise disposed of any of its assets or rights (for the purposes of this Section 2.12(c), all Indebtedness, Liabilities, Contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts);

(d) The Company is not a guarantor or indemnitor of any Indebtedness of any other Person;

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(e) The Company is not a party to or bound by any Contract that purports to: (i) limit, curtail or restrict the ability of the Company in any respect to: (A) compete with any other Person or compete in any geographic area, line of business, or market; (B) make sales or provide services to any Person in any manner; (C) use or enforce any Owned Intellectual Property; or (D) develop or distribute any technology or Intellectual Property Right; (ii) solicit the employment of, or hire, any potential employees, consultants, or contractors of any Person; or (iii) grant the other party or any customer “most favored nation” pricing or similar status;

(f) The Company is not a party to or bound by any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities or the payment of any royalties;

(g) The Company is not a party to or bound by any Contract to provide or license any of its products or services to any third party on an exclusive basis or to license any product or service on an exclusive basis from a third party;

(h) There are no Contracts pursuant to which the Company grants rights or authority to any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property other than customer agreements entered into in the ordinary course of business;

(i) The Company is not a party to or bound by any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or Intellectual Property Rights;

(j) The Company is not a party to or bound by any Contract under which the Company has a warranty obligation inconsistent with past practices or any indemnification obligation;

(k) There are no Contracts relating to future expenditures by the Company anticipated to result in aggregate costs in excess of Twenty-Five Thousand Dollars ($25,000);

(l) The Company is not a party to or bound by any Contract pursuant to which the Company has delivered, or is required to deliver, its source code to third parties, including any source code escrow agents, or may otherwise be required to release its source code to third parties;

(m) The Company is not a party to or bound by a collective bargaining agreement or Contract with any Union;

(n) The Company is not a party to or bound by any Contract with any Person characterized and treated by the Company as a consultant or independent contractor; and

(o) The Company is not a party to or bound by any Contract for the employment of any Person, the terms of which (i) provide annual cash compensation to such Person, in the form of salary, that exceeds Fifty Thousand Dollars ($50,000), (ii) provide for the payment to such Person of any cash or other compensation, benefits under any Employee Benefit Plan, or an equity option or grant, upon the sale of all or a material portion of the assets of, or a change of control of, the Company, or (iii) restrict the ability of the Company to terminate the employment or services of such Person at any time without penalty or liability (other than at-will employment agreements with any Person that do not commit the Company to pay severance, termination or other similar payments and that are terminable without prior notice).

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2.13 Certain Transactions. Except as set forth on Schedule 2.13:

(a) There are no Contracts or proposed transactions that have not been performed in full between the Company and any of its officers, members, managers, consultants or employees, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its members, managers, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing. No members, managers, officers or employees of the Company, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with the customers, suppliers, service providers, joint venture partners, licensees and Competitors of the Company, (ii) direct or indirect ownership interest in any Person with which the Company is affiliated or with which the Company has a business relationship, or any Person which competes with the Company except that managers, officers, employees or equityholders of the Company may own equity in (but not exceeding two percent (2%) of the outstanding equity of) publicly traded companies that may compete with the Company; or (iii) financial interest in any Contract with the Company.

2.14 Rights of Registration and Voting Rights. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities. No member of the Company has entered into any Contracts with respect to the voting of equity interests of the Company.

2.15 Paycheck Protection Program. The Company has not applied for or obtained any loan or other Indebtedness or amount pursuant to or in connection with the CARES Act (including the Paycheck Protection Program and any other programs established thereby) or any other COVID-19 related Law.

2.16 Assets and Property. Except as set forth on Schedule 2.16:

(a) The Company owns good and valid title to its assets, including the Dispensary Permit (collectively, the “Owned Property”), all of which are free and clear of all Liens other than Liens for Taxes not yet due or payable. Other than this Agreement, none of the Owned Property is subject to any leases, Contracts, management agreements, brokerage agreements, leasing agreements, rights of first offer or rights to purchase or other agreements or instruments in force or effect that grant to any Person a right, title, interest or benefit in and to all or any part of the Owned Property or any right to use, operate, manage, maintain, or repair the Owned Property. The Dispensary Permit is not subject to any pending or, to the Company’s Knowledge, threatened Legal Proceeding.

(b) The Company owns no real property assets.

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(c) Schedule 2.16(c) sets forth each parcel of real property leased, subleased or licensed by the Company (together with all rights, title and interest of the Company in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), including, with respect to each Real Property Lease, the name of the landlord, the name of the tenant, and the location of the real property, the rental amount currently being paid thereunder, the expiration of the term, the current use, and a true and complete list of all leases, subleases, licenses, concessions and other Contracts (whether written or oral), including all amendments, extensions, renewals, guaranties and other Contracts with respect thereto, pursuant to which the Company holds, leases, subleases or licenses any Leased Real Property (collectively, the “Real Property Leases”). With respect to the Real Property Leases, (i) each Real Property Lease is in full force and effect, the Company is in compliance with each Real Property Lease to which it is a party or subject including payment of all rent due and payable under the Real Property Leases, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute a breach or default of any Real Property Lease, (ii) the Company has not received or given a notice of any default or event that with notice or lapse of time would constitute a default by the Company or any other party under any of the Real Property Leases, (iii) the Company holds a valid leasehold interest free of any Liens other than those of the lessors of such Leased Real Property, (iv) the Company has not subleased, assigned or otherwise granted any other Person the right to use or occupy any Leased Real Property or any portion thereof, (v) there are no Contracts, rights of first offer or rights to purchase or other agreements or instruments in force or effect that grant to any Person any right, title, interest, or benefit in and to all or any part of the Leased Real Property, and (vi) the change of ownership of the Company contemplated by this Agreement does not require (A) the consent of any party to such Real Property Lease or (B) any payment of any transfer fee or other amount to the landlord under each such Real Property Lease.

(d) The Company has not received, and to the Company’s Knowledge, no other party has received with respect to the Owned Property or any Leased Real Property, any citation, subpoena, summons or other written notice from any Governmental Authority alleging any non-compliance or violation of any zoning, fire, health or building codes. The use by the Company of the Owned Property and the Leased Real Property is in compliance in all material respects with all applicable Laws. There are not actions pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein or in lieu of condemnation or eminent domain proceedings.

(e) No Real Property Lease contains any provision providing that the other party thereto (i.e., the party other than the applicable Company) may terminate or exercise other rights under such Real Property Lease as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements and no Consent is required under any Real Property Lease to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto, and any material correspondence with any of the parties to the Real Property Leases or with any Governmental Authority, and all other written Contracts related to the Owned Property or the Leased Real Property.

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(f) Except as set forth in Schedule 2.16(f), the buildings, structures, fixtures and building systems included in the Leased Real Property are, in all material respects, in good operating condition and repair, except with respect to ordinary wear and tear and ordinary and customary scheduled maintenance and repair, are free from structural, physical and mechanical defects, are maintained in a manner consistent with standards generally followed with respect to similar properties, and are structurally sufficient for the conduct of the Company’s businesses. To the Company’s Knowledge, there are no material latent defects or material adverse physical conditions with respect to any Leased Real Property. No Company Party is a party to any Contract or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed, with respect to any of the Real Property Leases or any of the Owned Property.

(g) Each tangible property and asset of the Company, whether owned or leased, that has a fair market value or book value in excess of Fifty Thousand Dollars ($50,000.00) is set forth on Schedule 2.16(g).

(h) Neither Sellers nor any Affiliate of any Seller other than the Company owns or controls, whether directly or indirectly, any assets, whether tangible or intangible or of any type or nature, that are used by or in connection with the businesses and/or operations of the Company, as such businesses and/or operations are currently conducted by the Company or have been conducted by the Company within the twelve (12) months preceding the Effective Date (such assets, “Outside Assets”).

2.17 No Undisclosed Liabilities. The Company has no Liabilities, except (a) those specifically reflected and accrued for or specifically reserved against in the Most Recent Balance Sheet and (b) those incurred after the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law) and that are not material in amount, individually or in the aggregate.

2.18 Changes. Except as set forth on Schedule 2.18, since January 1, 2020, there have been no events or circumstances of any kind that have had or could reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Company has not:

(a) modified any Contract listed (or required to be listed) on Schedule 2.12 or terminated any Contract that if not terminated would have been listed thereon;

(b) suffered any material damage, destruction or loss to any of its properties or assets (whether or not covered by insurance);

(c) satisfied or discharged any Lien or paid or incurred any Liability in excess of Twenty-Five Thousand Dollars ($25,000);

(d) mortgaged, pledged, transferred a security interest in, or subjected to any Lien any of its properties or assets, except Liens for Taxes not yet due or payable and Liens that arise in the ordinary course of business and that do not materially impair its ownership or use of such property or assets;

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(e) entered into any loans or guarantees, to or for the benefit of its members, managers, employees or officers, or any of their respective Family Members;

(f) made (i) any filings, applications or registrations with any Governmental Authority relating to COVID-19 or (ii) any other filings, applications or registrations with any Governmental Authority other than routine filings and registrations made in the ordinary course of business;

(g) sold, assigned, or transferred any material Company Intellectual Property;

(h) purchased, sold, leased, exchanged or otherwise disposed of or acquired any property or assets for which the aggregate consideration paid or payable is in excess of Twenty-Five Thousand Dollars ($25,000) in any individual or series of related transactions, except inventory in the ordinary course of business;

(i) changed its accounting practices or policies;

(j) made or changed any Tax election, adopted or changed any material Tax accounting method, settled or compromised any Tax claim or assessment, entered into any closing agreement in respect of Taxes, filed any amended Tax Return, or consented to the waiver or extension of the limitations period for any Tax claim or assessment;

(k) disposed or agreed to dispose of any material properties or assets;

(l) canceled or forgiven without fair consideration any material Indebtedness or claims;

(m) issued any equity interests;

(n) granted options, warrants, calls or other rights to purchase or otherwise acquire its equity interests or other securities;

(o) declared, set aside, made or paid any distribution in respect of its equity interests;

(p) repurchased, redeemed or otherwise acquired any of its outstanding equity interests or other securities;

(q) transferred, issued, sold or disposed of any of its equity interests or other securities, or granted options, warrants, calls or other rights to purchase or otherwise acquire any of its equity interests or other securities;

(r) commenced or settled any Legal Proceeding by it, or been given notice of the commencement or settlement of any Legal Proceeding, or the threat thereof, against it or relating to any of its businesses, employees, properties or assets;

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(s) entered into, modified, or terminated any collective bargaining agreement or any other Contract with any workers’ representative organization, bargaining unit or Union representing or purporting or attempting to represent any employees of the Company;

(t) laid off or terminated employees of the Company in a manner that would result in a material liability under the Worker Adjustment and Retraining Notification Act of 1988 or similar state or local applicable Law (collectively, the “WARN Act”)

(u) received written notice of any claim for wrongful discharge or any other unlawful employment or labor practice or action;

(v) incurred any Indebtedness or amended the terms of any outstanding Indebtedness;

(w) changed its ordinary course cash management practices with respect to the collection of Receivables and payment of payables and other current Liabilities;

(x) hired or terminated any senior management-level employee, promoted, demoted or made any other change to the employment status or title of any officer or manager, or had any of its managers or officers resign or be removed;

(y) required or permitted any employee or contractor of the Company to work remotely as a result of or in connection with COVID-19 (scheduling the name of the employee(s) and contractor(s), job title (for employees), services rendered (for contractors), and the dates of such remote work);

(z) received notice that any employee or contractor of the Company tested positive for COVID-19 (scheduling only the total amount of employees and contractors for which Company has received such notice, and not providing any individual names);

(aa) closed (whether temporarily or otherwise) or limited access to any office or facility of the Company as a result of or in connection with COVID-19;

(bb) granted Families First Coronavirus Response Act leave to any employee or granted an accommodation to any employee as a result of or in connection with COVID-19 (without identifying the specific reason that the individual is on leave or being provided an accommodation), scheduling the name of the individual on leave and the expected return date, and each individual with an accommodation, the type of accommodation, and its expected duration;

(cc) took any other actions outside the ordinary course of business as a result of or in connection with COVID-19;

(dd) increased or made any other change to the employment status, title, salary, wages, bonus or other compensation (including equity based compensation) payable or to become payable by it to any of its officers, directors, employees or consultants, other than increases to base wages or salaries in the ordinary course of business or to the extent required by applicable Law;

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(ee) entered into any Contract for the grant by it of any severance, termination pay or bonus (in cash or otherwise) to any of its current or former employees, officers, managers, consultants or independent contractors;

(ff) effected any recapitalization, reclassification, equity split or like change in its capitalization;

(gg) entered into any new line of business or materially changed the operations or business plan for any existing line of business;

(hh) merged or consolidated with, or agreed to merge or consolidate with, or purchased or agreed to purchase all or substantially all of the assets of, or otherwise acquired or agreed to acquire, any business, business organization or division of any other Person;

(ii) amended its certificate of organization or the operating agreement; or

(jj) arranged or committed to take any of the foregoing actions described in this Section 2.18.

2.19 Labor and Employment Matters.

(a) As of the Effective Date, the Company employs the number of full-time employees and the number of part-time employees set forth on Schedule 2.19(a), and engages the number of consultants or independent contractors set forth on Schedule 2.19(a). The Company has provided Purchaser a list of all Persons who are employees, consultants or independent contractors of the Company (including any employee on leave of absence) as of the Effective Date, which list was true, complete, and accurate in all respects as of the Effective Date, and for each such Person has provided the following, as applicable: (i) name; (ii) title or position; (iii) location at which such Person is employed or provides services; (iv) full-time or part-time basis; (v) bargaining unit membership (vi) hire date; (vii) current base compensation rate; (viii) commission, bonus, or other incentive-based compensation; and (ix) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act and applicable state Laws. Schedule 2.19(a) sets forth a detailed description of all compensation, including applicable annual base salary or hourly rate, commission, bonus, incentive-based compensation, severance obligations and deferred compensation, paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of $50,000 for the fiscal year ended December 31, 2019, or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending December 31, 2020. All employees of the Company who are currently, and in the past three (3) years have been, classified as exempt from the minimum wage and overtime compensation requirements of the Fair Labor Standards Act and applicable state Laws are, and have been, properly treated as exempt from such applicable Laws.

(b) Schedule 2.19(b) sets forth any employment, consulting or professional services Contract with any current employee or other Person providing services to the Company providing for base compensation in excess of $50,000 per annum (excluding offer letters on the Company’s standard form in the ordinary course of business to its employees) or providing for payments upon the completion of any acquisition of the Company.

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(c) To the Company’s Knowledge, none of the employees of the Company are obligated under any Contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract or covenant under which any such employee is obligated.

(d) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation or remuneration for any service performed for the Company, or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(e) To the Company’s Knowledge, no salaried employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an employee of the Company. The Company has no present intention to terminate the employment of any employee. The employment of each employee of the Company is terminable at the will of the Company. Except as expressly required elsewhere in this Agreement or as set forth on Schedule 2.19(e), Schedule 2.19(i), or as required by applicable Law, upon termination of the employment of any employees of the Company, no severance or other payments will become due. No former employee of the Company has any pending, or to the Company’s Knowledge, threatened claim against the Company for severance, separation pay, wages, bonuses, overtime or any other compensation in connection with, or related in any way to, his or her employment and/or separation from employment with the Company. Except as set forth on Schedule 2.19(e), the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(f) Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g) To the Company’s Knowledge, none of the Key Employees or managers or officers of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any type of business; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities, commodities, or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

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(h) Except as set forth in Schedule 2.19(h), he Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment, employment practices, terms and conditions of employment, labor relations, collective bargaining, worker classification, Tax withholding, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, meal and rest periods, immigration, background checks, employee privacy, occupational safety and health, including maintaining proper injury and illness recordkeeping, classification of employees as exempt or non-exempt from minimum wage and overtime compensation, payment of wages (including overtime compensation), compensation, hours of work, child labor, sick, vacation and other paid time off, leaves of absence, uniformed services employment and reemployment, whistleblowers, workers’ compensation insurance, and unemployment insurance, and in each case, with respect to employees: (i) has withheld and reported all amounts required by applicable Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages (including overtime compensation), severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i) The Company is not a party to or bound by, nor has the Company ever been a party to or bound by, any union agreement or collective bargaining agreement, labor peace agreement, or work rules or practices agreed to with any labor organization, trade union, works council, employee association or similar grouping of employee representation (“Union”) representing any of its employees, and there are no Unions purporting to represent or, to the Company’s Knowledge, attempting to represent any employee of the Company. There are no representation hearings, grievances, arbitrations, unfair labor practice charges, or other labor disputes pending before the National Labor Relations Board or any similar Governmental Authority or, to the Company’s Knowledge, threatened against the Company. The Company is not a party to or bound by any union health and welfare funds or pension funds, and does not contribute to any Multiemployer Plans. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any employee of the Company.

(j) Except as set forth in Schedule 2.19(j), the Company is and has been in compliance in all material respects with all applicable Laws relating to labor and labor relations.

(k) Within the past five (5) years, there have been no Legal Proceedings pending, threatened or reasonably anticipated against the Company or any employee of the Company relating to any current or former employee, consultant, contractor, applicant for employment, employment agreement, consulting agreement, or independent contractor agreement. Except as set forth in Schedule 2.19(k), the Company has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment,

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immigration, child labor, meal and rest break, wage and hour, occupational health and safety, workplace safety, insurance, disability, or workers’ compensation Laws to conduct an investigation, inspection or audit of the Company and, to the Company’s Knowledge, no such investigation, inspection or audit is in progress. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any labor, employment, immigration, child labor, meal and rest break, wage and hour, occupational health and safety, workplace safety, insurance, disability, or workers’ compensation Laws. There are no internal complaints or reports by any current or former employee, consultant, or independent contractor of the Company pursuant to the anti-discrimination or anti-harassment policies of the Company that are pending or under investigation. There are no internal complaints or reports by any employee of the Company alleging failure to pay minimum wage or overtime compensation, or misclassification of any employee of the Company as exempt from minimum wage and overtime compensation requirements under applicable Law, that are pending or under investigation. The Company is not a party to a conciliation agreement, consent decree, settlement agreement or other agreement or order with any federal, state, or local agency or Governmental Authority with respect to labor or employment practices.

(l) All employees of the Company are authorized to work in the United States. Except as set forth in Schedule 2.19(l), the Company maintains current files containing verification of employment authorization and identity of each current and former employees of the Company to the extent required by applicable Laws. No Legal Proceeding has been filed or commenced against the Company or, to the Company’s Knowledge, any employees thereof, that: (i) alleges any failure to comply with federal immigration Laws; or (ii) seeks removal, exclusion or other restrictions on (A) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (B) the continued ability of the Company to sponsor employees for immigration benefits. Except as set forth in Schedule 2.19(l), the Company maintains adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance with all applicable Laws relating to immigration and naturalization. No audit, investigation, or other Legal Proceeding has been commenced against the Company at any time with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.

(m) The Company has not taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act, or incurred any Liability under the WARN Act that remains unsatisfied.

(n) Except as set forth in Schedule 2.19(n), the Company has no Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any temporary employee or employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from the minimum wage and overtime compensation requirements of the Fair Labor Standards Act and similar applicable state Law. The Company is not currently a party to any Contracts with any professional employer organization or temporary staffing agency.

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(o) The consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not: (i) make operative any bonus, incentive, deferred compensation, severance, termination, retention, change of control, equity option, equity appreciation, equity purchase, phantom equity or other compensation plan, program, arrangement, Contract, policy or understanding, whether written or oral, that provides or may provide benefits or compensation to any employees; (ii) result in (A) an increase in the amount of compensation or benefits of any employees or (B) the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any employees or (iii) result in a violation of or an impermissible accrual or allocation under applicable Laws, except, with respect to (i) and (ii), to the extent (and in the amounts) identified as Change of Control Payments on Schedule 2.19(o).

(p) Except as set forth in Schedule 2.19(p), each employee of the Company has entered into a non-disclosure agreement with the Company in substantially the form provided by the Company to Purchaser.

(q) The Company has established, implemented and complied with commercially reasonable policies, practices and procedures to protect the health and safety of its employees and contractors, and otherwise mitigate Liability and ensure the Company’s compliance with Law, in connection with COVID-19. To the Knowledge of the Company, no employee or contractor of the Company has tested positive for COVID-19. The Company has not received any written notification alleging that any employee or contractor has any claim against the Company, or that the Company otherwise has any Liability to any employee or contractor, in each case, in connection with COVID-19, and, to the Knowledge of Company, the Company has no such Liabilities.

2.20 Employee Benefit Plans.

(a) Schedule 2.20(a) sets forth all Employee Benefit Plans. No Employee Benefit Plan is, and none of the Company or any of its ERISA Affiliates sponsors, maintains, contributes to, has any obligation to contribute to, or has, sponsored, maintained, contributed to or had any obligation to contribute to (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV of ERISA, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) The Company has made all required contributions and has no Liability to any such Employee Benefit Plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable Laws for any such Employee Benefit Plan.

(c) With respect to each Employee Benefit Plan, the Company has made available to Purchaser true and complete copies of (i) each Employee Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series) filed with the Department of Labor (with all schedules and attachments), (iv) the three (3) most recent actuarial reports or other financial statements relating to such Employee Benefit Plan, (v) the most recent determination or

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opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter, (vi) the three (3) most recent nondiscrimination tests performed under the Code, (vii) all Contracts with any service provider with respect to any Employee Benefit Plan, and (viii) all filings made with any Governmental Authority, including but not limited to any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program. Each Employee Benefit Plan complies in all respects in form, and has in operation been administered in all material respects in accordance with, its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any Employee Benefit Plan as of the Effective Date have been timely made or, if required but not yet due, have been properly reflected on the Most Recent Balance Sheet.

(d) Except as set forth on Schedule 2.20(d), with respect to each Employee Benefit Plan, all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Authority and all material notices and disclosures have been timely provided to participants. With respect to the Employee Benefit Plans, no event has occurred and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company could be subject to any material Liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Employee Benefit Plans, ERISA, the Code or any other applicable Law. There are no pending audits or investigations by any Governmental Authority involving any Employee Benefit Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Employee Benefit Plans), or Legal Proceedings involving any Employee Benefit Plan, any fiduciary thereof or service provider thereto. None of the Company, any Seller, or ERISA Affiliate has any Liability under Section 502 of ERISA. All contributions and payments to such Employee Benefit Plan are deductible under Section 162 or Section 404 of the Code.

(e) Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either (i) received a favorable determination letter from the Internal Revenue Service as to its qualified status, or (ii) may rely upon a favorable prototype opinion letter from the Internal Revenue Service, and each trust established in connection with any Employee Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. To the Company’s Knowledge, no fact or event has occurred that could cause the loss of the qualified status of any such Employee Benefit Plan or the exempt status of any such trust. Each Employee Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability (other than Liability for ordinary administrative expenses typically incurred in a termination event). None of the Company or, to the Company’s Knowledge, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to any Employee Benefit Plan, no “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA, has resulted from the conduct of the Company or to the Company’s Knowledge, the conduct of any other Person.

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(f) Except as set forth in Schedule 2.20(f), neither the execution and delivery of any of the Transaction Agreements, nor the consummation of the transactions contemplated by any of the Transaction Agreements, either alone or in combination with any other event, will (i) entitle any current or former employee, consultant or manager or any group of such employees, consultants or managers to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or manager; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit. No amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) or by any of the other Transaction Agreements, by any employee, officer, manager or other service provider of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Except as set forth in Schedule 2.20(g), no security issued by the Company forms or has formed any part of the assets of any Employee Benefit Plan.

(h) No Employee Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits.

(i) The Company has no obligation to “gross-up” or otherwise indemnify any individual for any Tax, including under Sections 409A and 4999 of the Code.

(j) Any “group health plan” within the meaning of Section 5000(b)(1) of the Code maintained by the Company is in compliance with the reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, and the regulations thereunder.

(k) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code), if any, has been maintained and operated in documentary and operational compliance with Section 409A of the Code. No payment pursuant to any Employee Benefit Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code) would subject any Person to tax pursuant to Section 409A of the Code, whether pursuant to this Agreement or otherwise.

2.21 Tax Returns and Payments.

(a) There are no Taxes due and payable by the Company that have not been timely paid (whether or not shown on any Tax Return). There are no accrued and unpaid Taxes of the Company that are due, whether or not assessed or disputed. The Company has duly and timely filed all Tax Returns required to have been filed by it and all such Tax Returns are true, correct and complete in all material respects. The Company has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax.

(b) The Company has withheld, collected and paid to the appropriate Governmental Authority all Taxes required to have been withheld, collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party.

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(c) There are no Liens for Taxes (other than for current taxes not yet due and payable) on any assets of any Company Party.

(d) No Company Party has received any notice or received any other communication from any Governmental Authority that any Tax deficiency or delinquency has been asserted against the Company. There is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of the Company that has been asserted by any Governmental Authority. No audit or other examination of any Tax Return of the Company is in progress. The Company has not received notice or any other communication from any Governmental Authority that a Governmental Authority audit of the Company is pending or threatened. No adjustment relating to any Tax Return filed by the Company has been proposed by any Governmental Authority. The Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Each Company Party has complied with applicable Laws relating to Taxes.

(e) The Company (i) has never been a member of an affiliated or combined group filing a combined or unitary tax return for federal, state, local or foreign Tax purposes, and (ii) has never been a party to any joint venture, partnership or other Contract that could reasonably be treated as a partnership for Tax purposes.

(f) The Company neither is or has been a party to or bound by a Tax-sharing, allocation or indemnification agreement or any similar arrangement.

(g) The Company has not participated in a transaction that either constitutes a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(h) No Seller is a “foreign person” as defined in Section 1445(f)(3) of the Code.

(i) The Company has not distributed equity of another entity, or has had its equity distributed by another entity.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law with respect to state, local or foreign income Tax) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) utilization of a method of accounting other than the accrual method or (vi) election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(k) The Company is not subject to Tax in any country other than the United States by virtue of having a permanent establishment or other place of business in such other country.

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(l) The Company is, and has been since its formation, classified as a partnership for all income Tax purposes.

(m) The Company has not deferred any Taxes or other amounts pursuant to the CARES Act or any other Law related to COVID-19.

(n) The Company has not elected to apply the Partnership Audit Provisions for any taxable year beginning prior to January 1, 2018.

2.22 Insurance. The Company maintains insurance policies and fidelity bonds of a type and in an amount necessary to conduct its business. All insurance policies and fidelity bonds maintained by the Company are listed on Schedule 2.22. All such policies and bonds are in full force and effect, and all premiums due and payable thereon have been paid in full as and when due. Schedule 2.22 contains a list of all pending claims under such insurance policies or fidelity bonds, and any claims under such insurance policies or fidelity bonds as to which the insurers of such policies or issuers of such fidelity bonds have denied coverage.

2.23 Permits, Licenses, Accreditations and Authorizations.

(a) The Company holds, and is in compliance and good standing with, all franchises, bonds, permits, licenses, certificates, accreditations, and authorizations, and any similar authority necessary or advisable for the conduct of its business or contemplated business (collectively, “Licenses”), including, without limitation, the Dispensary Permit. All such Licenses, along with their respective identifying numbers, if any, are listed on Schedule 2.23(a) and are valid and in full force and effect, and the Company is not delinquent in the payment of any fees or Taxes associated therewith. The Company has provided true, correct and complete copies of all Licenses, including the Dispensary Permit, including all applications, approvals, proposed changes and amendments, renewals, documentation and correspondence received from any Governmental Authority relating to such Licenses.

(b) Except as set forth in Schedule 2.23(b), the Company has not received any notice of violation in respect of any Licenses, including but not limited to any citations for illegal activity or criminal conduct (by any Company Party), and no investigation or proceeding is pending or, to the Company’s Knowledge, threatened, that would reasonably be expected to result in the suspension, revocation, non-renewal or limitation or restriction of any such License. To the Company’s Knowledge, there are no circumstances (now existing or reasonably anticipated) that, with or without the passage of time, would cause the Company to be in default under any License, or cause the suspension, revocation, non-renewal or any limitation or restriction of any such License. Except as set forth in Schedule 2.23(b), the Company (i) has not received any statement of deficiency or other notice from any Governmental Authority regarding non-compliance with Law and (ii) has not issued, or is otherwise a party to, any plans of correction. To the Company’s Knowledge, there are no disciplinary actions pending against the Company with the Department or any other Governmental Authority.

(c) To the Company’s Knowledge, neither the execution or delivery of any of the Transaction Agreements nor the consummation of the transactions contemplated thereby will impair or result in the cancellation, suspension, revocation, forfeiture, or nonrenewal of any of the Licenses.

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2.24 Environmental Laws. Except as set forth on Schedule 2.24, (a) the Company is and at all times has been in compliance with all Environmental Laws; (b) the Company is not the subject of any written decree, order, complaint, notice, citation or other communication relating to any actual, alleged, or potential violation of or failure to comply with any Environmental Law, nor is the Company subject to any actual, or to the Company’s Knowledge, potential Liability under or pursuant to any Environmental Law; (c) there are no pending or, to the Company’s Knowledge, threatened claims or encumbrances resulting from any Liability arising under or pursuant to any Environmental Law, with respect to or affecting any Real Property Leases or any asset or property currently or previously owned, leased or otherwise used by the Company; (d) there has been no release or, to the Company’s Knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, Hazardous Substance or waste or petroleum or any fraction thereof, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (e) the Company has not treated, stored, recycled or disposed of any Hazardous Substances on any property that is the subject of a Real Property Lease or any real property currently or formerly owned, used or leased by the Company in a manner not in compliance with the Environmental Laws, and to the Company’s Knowledge, no other Person has treated, stored, recycled or disposed of any Hazardous Substance on any part of any property that is the subject of a Real Property Lease or any real property owned, used or leased by the Company; (f) the Company has not released, and to the Company’s Knowledge, there has been no release by any other Person of, any Hazardous Substance in violation of Environmental Laws at, on or under any property that is the subject of a Real Property Lease or any real property owned, used or leased by the Company; (g) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority; (h) the Company has not entered into any Contract with any Person regarding any Environmental Law, remedial action or other environmental Liability or expense; (i) there are no underground storage tanks or landfills, surface impoundments or disposal areas located on, no PCBs or PCBs-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to Purchaser true and complete copies of all material environmental records, analyses, tests, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

2.25 Brokers and Finders. No Company Party has any Liability to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by any of the Transaction Agreements, except as set forth on Schedule 2.25.

2.26 Compliance with Laws Generally. The Company is not in violation of any applicable Law, or any order or restriction of any Governmental Authority in respect of the conduct of its business as presently conducted or proposed to be conducted or the ownership of its properties, with the sole exception being the Federal Exception.

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2.27 Related Party Transactions.

(a) Except as disclosed in Schedule 2.27(a), there is no Contract or Liability relating to the Company between (i) the Company, on the one hand, and (ii) any equity holder, securities holder, officer, member, partner or director of the Company or any Affiliate of a Seller (other than the Company), on the other hand. None of the Persons referred to in clause (i) or (ii) or any Family Member of the foregoing Persons possesses, directly or indirectly, any financial interest in or is a director, officer, manager or employee of any Person which is a client, supplier, customer, lessor, lessee, financial source or Competitor or a potential Competitor of the Company or its business or has any other commercial or business relationship with the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of two percent (2%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.27.

(b) Schedule 2.27(b) contains a list of all accounts payable, accounts receivable and intercompany loan balances between any Company Party or any Affiliate of any Company Party, on the one hand, and the Company, on the other hand. Schedule 2.27(b) also includes a description of any additional transactions consummated in 2018, 2019, and 2020 between any Company Party or any Affiliate of any Company Party, on the one hand, and the Company, on the other hand, other than those transactions disclosed pursuant to the immediately preceding sentence.

2.28 Parent Shares.

(a) Canadian Securities Law Representations. Each Seller hereunder understands that the Parent Shares are being issued pursuant to an exemption from the prospectus requirements of the securities Laws in Canada. Each Seller acknowledges that Parent and Purchaser will rely on each Seller’s, or its respective permitted designee’s, representations, warranties and certifications set forth below for purposes of confirming the availability of any exemption from such prospectus requirements. None of the Sellers, or any of their respective permitted designees, have received a document purporting to describe the business and affairs of the Purchaser or Parent that has been prepared primarily for delivery to and review by prospective investors so as to assist those investors to make an investment decision in respect of Parent under the terms of this Agreement. Each Seller acknowledges such Seller or its respective permitted designee(s) is eligible to acquire the Parent Shares pursuant to the exemption from the prospectus requirements of Canadian securities Laws found in s. 2.3 of Ontario Securities Commission Rule 72-503 – Distributions Outside Canada and each Seller represents and warrants to Parent that such Seller and its respective permitted designee(s) is not a resident of a jurisdiction of Canada on the date hereof and will not be a resident of a jurisdiction of Canada on the date on which the Parent Shares are issued and delivered to such Seller or its respective designee(s) in accordance with the terms of this Agreement. Each Seller and/or its permitted designee(s) understands the risks involved in an investment in the Parent Shares pursuant to the transactions contemplated by this Agreement. Each Seller further represents that such Seller and/or its permitted designee(s) has had an opportunity to ask questions and receive answers from Parent regarding the Parent Shares and the business, properties, prospects, and financial condition of Parent and Purchaser, and to obtain such additional information (to the extent Parent or Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to assist each Seller and/or its permitted designee(s) in verifying the accuracy of any information furnished to each Seller or to which each Seller had access.

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Each Seller, on its own behalf and on behalf of its permitted designee(s), acknowledges that (i) it has been provided with the opportunity to consult its own legal advisors with respect to the Parent Shares issuable to such Seller (or permitted designee(s)) pursuant to this Agreement and with respect to the existence of resale restrictions imposed by applicable securities Laws; (ii) no representation has been made respecting the applicable holding periods imposed by the securities Laws or other resale restrictions applicable to the Parent Shares which restrict the ability of such Seller (or its permitted designee(s)) to resell such securities; (iii) such Seller is solely responsible to find out what these restrictions are; (iv) such Seller is solely responsible (and the Parent is not in any way responsible) for compliance with applicable resale restrictions; and (v) such Seller is aware that Seller (or its permitted designee(s)) may not be able to resell the Parent Shares, except in accordance with limited exemptions under the securities Laws. Each Seller and/or its permitted designee(s) will execute and deliver within the applicable time periods all documentation as may be required by applicable Canadian securities Laws to permit the issuance of the Parent Shares on the terms set forth herein and, if required by applicable securities Laws, will execute, deliver and file or assist the Company in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Parent Shares as may be required by any applicable securities Laws, securities regulator, stock exchange or other regulatory authority, which includes, without limitation, determining the eligibility of each Seller (and/or its permitted designee(s)) to acquire the Parent Shares under applicable securities Laws, preparing and registering certificates (if any) representing the Parent Shares and completing regulatory filings required by the applicable securities commissions. Accordingly, each Seller (and any permitted designee) consents to the collection, use and disclosure of certain personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation, rules or regulations) and as otherwise permitted or required by law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities.

(b) U.S. Securities Act Representations.

(i) Each Seller (or permitted designee(s) of such Seller) is resident in the United States or otherwise a “U.S. Person”, as defined in Regulation S under the Securities Act.

(ii) Each Seller, on its own behalf and on behalf of its respective permitted designee(s), understands and acknowledges (1) that the Parent Shares have not been, or will not be, registered under the Securities Act, or under any state securities laws, and no registration statement or prospectus in respect thereof will be prepared or filed under the Securities Act or applicable securities Laws, and that the Parent Shares are being offered and sold in reliance upon federal, provincial and state exemptions for transactions not involving any public offering, thus the Parent Shares are “restricted securities,” as such term is defined in Rule 144 under the Securities Act, and will be subject to restrictions on resale under such laws and as set forth in the restrictive legends set forth below. As a condition of receiving Parent Shares at Closing, each Seller and/or permitted designee(s) thereof, as applicable, shall be required to deliver a statement

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as to its status as an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, together with any supporting information as reasonably requested by the Purchaser or Parent that upon the original issuance of the Parent Shares, and until such time as the same is no longer required under the applicable requirements of the Securities Act or applicable securities Laws, the certificates representing the Parent Shares, and all securities issued in exchange therefor or in substitution thereof, will bear legends in substantially the following form:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL TO THE ISSUER.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(iii) Each Seller, on its own behalf and on behalf of any its permitted designee(s), acknowledges that such Seller or permitted designee(s), as applicable, is an “accredited investor” as defined in Rule 501(d) of Regulation D promulgated under the Securities Act and has completed the Accredited Investor Questionnaire.

(iv) Each Seller consents to Parent making a notation on its respective records or giving instructions to any transfer agent of the Parent Shares in order to implement the restrictions on transfer set forth and described herein.

(v) Each Seller, on its own behalf and on behalf of its permitted designee(s), understands and acknowledges that Parent does not have an obligation of filing a registration statement under the Securities Act or applicable Securities Laws in respect of the Parent Shares.

(vi) Each Seller, on its own behalf and on behalf of its permitted designee(s), acknowledges that such Seller, or its permitted designee(s), as applicable, is acquiring the Parent Shares solely for his, her or its own account and not on behalf of any other person for investment purposes only and not with a view to the resale, distribution or other disposition thereof in violation of applicable securities Laws.

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(vii) Each Seller, on its own behalf and on behalf of its permitted designee(s), represents and warrants that alone, or with the assistance of his, her or its professional advisors, he, she or it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his, her or its investment in the Parent Shares and is able, without impairing his, her or its financial condition, to hold such securities for an indefinite period of time and to bear the economic risks, and withstand a complete loss, of such investment.

(viii) Each Seller represents and warrants, on its own behalf and on behalf of its permitted designee(s), that he, she or it has had access to such additional information, if any, concerning as he, she or it has considered necessary in connection with his, her or its investment decision to acquire the Parent Shares.

2.29 No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2 (including the related portions of the Disclosure Schedules) and in the other Transaction Agreements, none of Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Seller or the Company.

3. Representations and Warranties of Purchaser and Parent. Except as set forth in the Public Record, Purchaser and Parent hereby represent and warrant to Sellers that:

3.1 Existence and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania, has the requisite power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia, and has the requisite power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified, except where the failure to be so qualified shall not result in a Material Adverse Effect.

3.2 Authorization. Purchaser has the limited liability company power and authority to enter into the Transaction Agreements to which it is a party. The Transaction Agreements to which Purchaser is a party have been duly authorized by all necessary limited liability company action on the part of Purchaser and, when executed and delivered by Purchaser and the other parties thereto, will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Parent has full power and authority to enter into the Transaction Agreements to which it is a party and to issue the Consideration Shares. The Transaction Agreements to which Parent is a party, and the transaction contemplated thereby have been duly authorized by all necessary corporate action of Parent and, when executed and delivered by Parent, will constitute valid and legally binding obligations of Parent, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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3.3 Brokers and Finders. Neither Purchaser nor Parent has any Liability to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by any of the Transaction Agreements, except as set forth on Schedule 3.3.

3.4 Legal Proceedings. There is no Legal Proceeding pending or, to Purchaser’s Knowledge, currently threatened before any Governmental Authority seeking to restrain Purchaser from entering into, or to prohibit its entry into, this Agreement or to prohibit the Closing, or seeking damages against Purchaser as a result of the consummation of this Agreement.

3.5 Consideration Shares. Parent has full power and authority to issue the Consideration Shares, and the Consideration Shares and any Parent Shares issued in accordance with this Agreement shall be free and clear of all Liens (other than those imposed by the Lock-Up Agreement and applicable securities Laws), duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive or other rights of any person to acquire any securities of Parent.

4. Conditions to Purchaser’s Obligations at Closing. The obligations of Purchaser to purchase the Purchased Interests at the Closing and consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived in writing by Purchaser:

4.1 Representations and Warranties. The representations and warranties of each Company Party contained in Section 2 shall be true and correct in all material respects as of the Closing.

4.2 Performance. Each Company Party shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Company Party at or before the Closing.

4.3 No Material Adverse Effect. There shall not have occurred a Material Adverse Effect as to the Company since the earlier of the Effective Date or the Most Recent Balance Sheet Date.

4.4 No Proceedings or Injunctions. There shall be no Legal Proceeding pending or threatened in writing, or injunction granted and in effect, or order of any Governmental Authority entered and in effect, against any Company Party, or any of their respective properties or any of their respective officers or managers, restraining or prohibiting the sale of the Purchased Interests or the other transactions contemplated by this Agreement or the other Transaction Agreements.

4.5 Qualifications.

(a) All authorizations, approvals and permits of any Governmental Authority that are required in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including, without limitation, the Government Consents, shall have been obtained and shall be effective as of the Closing.

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(b) Purchaser or owners (and to the extent required, its principal(s) or other non-principal managers or owners) shall have received notification from the Department of authorization for licensure or license transfer or change of ownership, based on compliance with the criteria established in the MMA, including but not limited to applicable background checks, if and to the extent required for the consummation of the transactions contemplated by the Transaction Agreements.

(c) All Consents required in connection with the execution and delivery, and the consummation of the transactions contemplated by, the Transaction Agreements shall have been obtained.

(d) The Board of Directors of Parent shall have approved the Transaction Agreements and the transactions contemplated by the Transaction Agreements.

4.6 Proceedings and Documents. All corporate, limited liability company, and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.7 Employee Benefit Plans and Insurance Policies. At or before the Closing, the Company shall have terminated, and provided to Purchaser evidence of termination in form and substance satisfactory to Purchaser of, each of the Employee Benefit Plans and each of the insurance policies listed on Schedule 4.7.

4.8 Closing Deliverables of the Company Parties. At or before the Closing, the applicable Company Parties shall duly execute (where appropriate) and deliver to Purchaser the following, which shall be deemed to be executed and delivered simultaneously with the Closing:

(a) a validly executed Membership Interest Assignment from each Seller in favor of Purchaser with respect to such Seller’s portion of the Purchased Interests;

(b) a Restrictive Covenant and General Release Agreement, executed by each Seller;

(c) an Employment Agreement attached in the form hereto as Exhibit F, executed by Samuel Britz, Rocco Levine, Beth Bittner, and Patrick Gannon;

(d) a Landlord Estoppel Certificate for each of the Real Property Leases, in form and substance acceptable to Purchaser, acting reasonably, executed by the applicable landlord under each Real Property Lease;

(e) evidence of receipt of all Consents to consummate the transactions contemplated hereby, each in form and substance acceptable to Purchaser, acting reasonably;

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(f) a certificate executed by the secretary or another officer or a manager of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of the officers or managers of the Company executing the Transaction Agreements, (ii) a copy of the Company’s operating agreement, and (iii) a copy of the Company’s articles of organization, certified by the Secretary of State of the Commonwealth of Pennsylvania;

(g) a certificate executed by the secretary or another officer of each Seller that is not an individual, dated as of the Closing Date, certifying as to (i) the incumbency of the officers of such Seller executing the Transaction Agreements, and (ii) copies of Seller’s articles of incorporation, bylaws, and/or other applicable governing documents, as amended and in effect on the Closing Date;

(h) a certificate validly executed by Representative, to the effect that, as of the Closing, the conditions to the obligations of Purchaser set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.4 have been satisfied (unless otherwise waived by Purchaser in writing in accordance with the terms hereof);

(i) an affidavit described in Section 1445(b)(2) and Section 1446(f)(2) of the Code from each Seller in form and substance acceptable to Purchaser, acting reasonably;

(j) a duly completed IRS Form W-9 from each Seller;

(k) payoff letters or other documentary evidence, in each case, in form and substance satisfactory to Purchaser, with respect to the repayment of all Indebtedness;

(l) evidence satisfactory to Purchaser of the release of all Liens on any of the Purchased Interests or any of the assets or properties of the Company, including but not limited to a waiver from each Seller of its right of first refusal under the Company Operating Agreement; and

(m) a Lock-Up Agreement, executed by each Seller, Seller Affiliate, or Person receiving Consideration Shares, as the case may be;

(n) an Accredited Investor Questionnaire from each Person receiving Consideration Shares;

(o) a termination agreement between Solevo Management Holdings, LLC and the Company, terminating all rights of Solevo Management Holdings, LLC with respect to the Company (including but not limited to any rights to purchase any portion of the equity interests of the Company) and all obligations of the Company to Solevo Management Holdings, LLC (including but not limited to any management or similar fee paid or to be paid by the Company to Solevo Management Holdings, LLC or any other related party);

(p) a termination agreement terminating that certain Management Agreement, dated on or about February 1, 2020, by and between the Company and Solevo Wellness West Virginia, LLC;

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(q) a termination agreement terminating that certain Consulting Agreement, dated August 16, 2019, by and between the Company and Terrapin Investment Fund II, LLC;

(r) an intellectual property assignment between Anthony Levine and the Company, in form and substance reasonably acceptable to Purchaser, assigning to the Company all right, title, and interest in and to all intellectual property, including but not limited to all software, developed by Anthony Levine for the Company;

(s) that certain Option Agreement, substantially in the form attached hereto as Exhibit G (the “Option Agreement”), regarding Solevo West Virginia, executed by Solevo Management Holdings, LLC;

(t) no later than five (5) Business Days prior to the Closing Date, written, complete, and accurate wire instructions from each Seller identifying the account and related information necessary to facilitate the delivery of the Closing Cash Consideration to such Seller(s); and

(u) such other documents and/or instruments as may be reasonably requested by Purchaser, in form and substance reasonably acceptable to Purchaser.

4.9 Physical Inventory. Purchaser, acting reasonably, shall be satisfied with the results of the Physical Inventory performed by it or on its behalf as contemplated by Section 6.7.

5. Conditions to Seller’s Obligations at Closing. The obligations of Sellers to sell the Purchased Interests to Purchaser at the Closing and to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived by Representative:

5.1 Representations and Warranties. The representations and warranties of Purchaser contained in Section 3 of this Agreement shall be true and correct in all material respects as of the Closing.

5.2 Performance. Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Purchaser at or before the Closing.

5.3 No Proceedings or Injunctions. There shall be no Legal Proceeding pending or threatened in writing, or injunction granted and in effect, or order of any Governmental Authority entered and in effect, against Purchaser or Parent, or any of their respective properties or any of their respective officers, directors or managers, restraining or prohibiting the purchase of the Purchased Interests or the other transactions contemplated by this Agreement or the other Transaction Agreements.

5.4 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful sale of the Purchased Interests pursuant to this Agreement shall have been obtained and shall be effective as of the Closing.

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5.5 Closing Deliverables of Purchaser. At the Closing, (i) Purchaser shall pay to Representative the Closing Cash Consideration and shall deliver or cause to be delivered to Representative the following, which shall be deemed to be executed and delivered simultaneously with the Closing:

(a) a certificate validly executed by an officer or a manager of Purchaser, to the effect that, as of the Closing, the conditions to the obligations of Sellers set forth in Section 5.1, Section 5.2, and Section 5.3 have been satisfied (unless otherwise waived in accordance with the terms hereof);

(b) a certificate executed by the secretary or another officer of Purchaser, dated as of the Closing Date, certifying as to (i) the incumbency of the officers of Purchaser executing the Transaction Agreements, and (ii) copies of Purchaser’s certificate of organization and operating agreement, as amended and in effect on the Closing Date; and

(c) such other documents and/or instruments as may be reasonably requested by Representative, in form and substance reasonably acceptable to Representative.

6. Pre-Closing Covenants and Other Agreements.

6.1 Government Consents.

(a) From and after the Effective Date, the Company Parties shall promptly and diligently prepare, file (after review and approval thereof by Purchaser) and pursue any and all applications, registrations, qualifications, designations, declarations and other filings that, in the opinion of Purchaser, are required for Purchaser and the Company to receive all necessary or advisable Consents, approvals, orders and authorizations of, or to otherwise comply with the Laws of, any federal, state or local Governmental Authority (collectively, “Government Consents”) with respect to the transactions contemplated by this Agreement and the other Transaction Agreements, including, without limitation, Purchaser’s acquisition of the Purchased Interests and, consequently, the Dispensary Permit.

(b) From and after the Effective Date of this Agreement, Purchaser and/or its Affiliates shall promptly and diligently prepare, file (after review and approval thereof by Representative) and pursue any and all applications, registrations, qualifications, designations, declarations or other filings which, in the opinion of Representative, are required for Purchaser and the Company to receive all necessary or advisable Government Consents with respect to the transactions contemplated by this Agreement, including, but without limitation, Purchaser’s acquisition of the Purchased Interests and, consequently, the Dispensary Permit.

(c) Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such Government Consents. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any Government Consents.

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6.2 Negative Covenants of the Company. Notwithstanding anything else in this Agreement to the contrary, between the Effective Date and the Closing (the “Pre-Closing Period”), the Company shall not, and Sellers shall not cause or permit the Company to, do any of the following things without the prior written consent of Purchaser in its reasonable discretion:

(a) enter into any debt financing or other loan transaction, whether as a debtor, creditor, guarantor or otherwise, excluding, for the avoidance of doubt, any trade payables or receivables entered into in the ordinary course of business;

(b) take any action, or fail to take any action, that would result in the imposition of a Lien on any assets of the Company or the Purchased Interests;

(c) propose, authorize, enter into, ratify, amend, modify, renew or terminate any Contract or proposed transaction, or any group of related Contracts or proposed transactions, (i) with respect to any service provider or (ii) that (x) involve (individually or in the aggregate, contingent or otherwise) obligations of, or payments to, the Company in excess of Twenty-Five Thousand Dollars ($25,000.00) annually or over the lifetime of such Contract or proposed transaction, or (y) are outside the ordinary course of business;

(d) enter into or renew any Cannabis Service Provider Contracts;

(e) issue any equity interests in the Company or any options, warrants or other securities, including securities exercisable, exchangeable or convertible into equity interests in the Company;

(f) alter or change the rights, preferences or privileges of the Company’s equity interests;

(g) increase or decrease the number of authorized securities of the Company;

(h) redeem or repurchase any equity interests of the Company;

(i) amend the Company’s governing documents;

(j) take any action that would restrict, inhibit or adversely affect the ability of any Company Party to (i) conduct its business as presently conducted or proposed to be conducted, or (ii) perform all of its duties and obligations under this Agreement and the other Transaction Agreements, or (iii) truthfully make any of the representations and warranties set forth in this Agreement as of the Closing;

(k) approve or cause the Company to engage in any consolidation, exchange or merger of the Company with or into any other corporation or other entity or Person, or any other corporate reorganization,

(l) sell, lease or otherwise dispose of any of the Licenses or, other than inventory in the ordinary course of business, any of the other assets of the Company;

(m) make or agree to make any capital expenditures or incur any Liabilities that (i) exceed Twenty-Five Thousand Dollars ($25,000.00) in the aggregate or (ii) are outside the ordinary course of business;

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(n) approve, file, consent to or acquiesce in the filing of any bankruptcy or bankruptcy action by the Company, or any assignment for the benefit of the Company’s creditors;

(o) authorize or enter into any Contract, transaction or other arrangement between the Company, on the one hand, and any member, manager, officer or Affiliate of the Company, or any Family Member or Affiliate of any of the foregoing Persons, on the other hand;

(p) declare or make any distributions to the members of the Company; provided, however, the Company may distribute all accumulated cash in excess of the Target Net Working Capital to the Sellers prior to the Closing;

(q) enter into, approve or amend any employment or consulting agreement;

(r) terminate, except for cause, or engage, except in the ordinary course of business, any Person who is or would be a consultant or salaried employee of the Company;

(s) make any material change to its accounting methods, principals, or practices, except as required by GAAP;

(t) change the Company’s ordinary course of cash management practices with respect to the collection of Receivables and payment of payables and other current Liabilities;

(u) adopt any Employee Benefit Plan;

(v) pay or approve any compensation or reimbursements payable to any members, manager, officers or Affiliates of the Company;

(w) authorize or grant any equity compensation to any Person;

(x) change the number of managers of the Company;

(y) approve or effect a name change or conversion of the Company;

(z) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or amend any Tax Return;

(aa) approve or permit any Seller to sell or otherwise transfer, directly or indirectly, any Purchased Interests, or recognize any such sale or transfer as valid, or recognize any transferee in such sale or transfer as a member of the Company;

(bb) dissolve; or

(cc) form any subsidiary or joint venture of the Company.

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6.3 Affirmative Obligations of the Company. Except as required by the terms of this Agreement or as approved by the prior written consent of Purchaser in its sole discretion, at all times during the Pre-Closing Period, the Company shall (a) conduct its business only in the ordinary course of business consistent with past practice, subject to de minimis changes in sales and marketing practices necessary to satisfy regulatory requirements or increase customer demand, (b) use its commercially reasonable efforts to maintain and preserve its business organization, keep available the services of its current employees, managers, service providers, and contractors, and preserve its business relationships with customers, strategic partners, suppliers, distributors, landlords, creditors and others having business dealings with it, and (c) to the extent reasonably requested by Purchaser, make its executives, officers, managers and employees available in accordance with Section 6.5 of this Agreement.

6.4 Surety Bond. The Company shall (and each Seller shall cause the Company to) continue to maintain in good standing any and all surety bonds, irrevocable letters of credit payable, or set asides of cash on behalf of the Company, in connection with the Licenses as required by and pursuant to Law, if any.

6.5 Due Diligence Assistance. During the Pre-Closing Period, the Company Parties shall promptly provide Purchaser and Purchaser’s Advisors (a) all such documentation and information and answer all questions that Purchaser or Purchaser’s Advisors may reasonably request regarding the Company (including, without limitation, the Licenses) and (b) upon reasonable advance notice from Purchaser, afford Purchaser and its officers, managers, employees, agents, consultants and Purchaser’s Advisors reasonable access during normal business hours to all of the Company’s properties (including the Dispensary Locations), Books and Records, Contracts and personnel as Purchaser may reasonably request, provided such access shall not unreasonably interfere with the Company’s normal operations. Without limiting the generality of the foregoing, the Company Parties shall promptly and diligently provide Purchaser with documents, information and answers to questions regarding (i) the Licenses, including the validity of the Dispensary Permit, (ii) the existence of any deficiencies or Liens with respect to the Dispensary Permit, and (iii) the suitability of any real estate upon which the Company conducts or proposes to conduct its business, including, without limitation, the conformance and compliance of such real estate with all applicable Laws.

6.6 No Other Negotiations. During the Pre-Closing Period, the Company Parties shall not, directly or indirectly, pursue, solicit, entertain or otherwise consider or encourage (including by way of furnishing information) any offers, inquiries or negotiations with third parties to enter into any transaction that concerns the subject matter of this Agreement or the purchase and sale or other disposition of any Licenses, any of the Purchased Interests or other securities of or interests in the Company, or any assets of the Company (other than inventory in the ordinary course of business consistent with past practice).

6.7 Physical Inventory. Purchaser has the right to take a physical inventory of the Inventory in or held at the Dispensary Locations on or immediately prior to the Closing Date to confirm such Inventory is accurately reflected on the Financial Statements and at levels appropriate to effectively operate the businesses of the Company as currently conducted (the “Physical Inventory”). The Company Parties shall provide Purchaser and Purchaser’s Advisors access to the Dispensary Locations, the Inventory, and related Books and Records and personnel of the Company as Purchaser may reasonably request to allow Purchaser to timely perform the Physical Inventory, and the Company Parties shall reasonably cooperate with Purchaser in connection with the Physical Inventory.

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6.8 Audit. Purchaser may, at its sole cost and expense, perform a review and/or audit of the Financial Statements and/or the Company’s audit-related services to ensure accurate public company financial reporting following the Closing. Sellers acknowledge that the completion of such review and/or audit is necessary due to Parent’s public company status and will therefore reasonably cooperate with such review and/or audit provided that such cooperation shall be during normal working hours and in a manner designed not to unreasonably interfere with the Company’s normal operations.

6.9 Notice of Certain Events.

(a) During the Pre-Closing Period, Representative shall promptly notify Purchaser in writing after, to Knowledge of the Company Parties, the occurrence of any of the following:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, or could reasonably be expected to result in, any representation or warranty made by the Sellers hereunder not being true and correct, or (C) has resulted in the failure of any of the conditions set forth in Section 4 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Legal Proceedings commenced or, to the Company Parties’ Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.6 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Purchaser’s receipt of information pursuant to this Section 6.9 shall not operate as a waiver by Purchaser or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement (including Section 7.2 and Section 9.19) and shall not be deemed to amend or supplement the Disclosure Schedules.

(c) From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which Sellers first become aware after the date hereof, and which matter either (i) has been consented to in writing by Parent pursuant to Section 6.2 or Section 6.3, or (ii) would result in a Liability to the Company of less than five thousand dollars each ($5,000.00) (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement and for determining whether or not the conditions set forth in Section 4 have been satisfied; provided, however, that the aggregate Liability to the Company of all such Schedule Supplements shall not exceed thirty-five thousand dollars ($35,000.00).

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6.10 Capital Projects. Subject to the mutual agreement of Parent and the Company as to the capital improvement(s), the cost(s) thereof, and any related matters, the Parent and/or Purchaser shall fund or reimburse the Company, as agreed, for capital improvements to on or more of the Dispensaries in an amount not to exceed $50,000, in the aggregate.

7. Survival of Representations and Warranties and Covenants; Indemnification.

7.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from and after the Closing Date; provided, however, that the representations and warranties in Section 2.1, Section 2.2, Section 2.16(a), Section 2.20, Section 2.21, Section 2.23 with respect to the Dispensary Permit and certificates of occupancy for each Dispensary Location, Section 2.25, Section 2.27, Section 2.28, Section 3.1, Section 3.2, Section 3.3 (collectively, the “Fundamental Representations”) and Section 2.24 shall survive for the applicable statute of limitations plus thirty (30) days. The covenants and other agreements contained in this Agreement shall survive indefinitely other than those that by their terms contemplate performance after the Closing Date, in which case each such covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

7.2 Indemnification by Sellers. Subject to the other terms and conditions of this Section 7, the Sellers agree to jointly and severally indemnify, defend and hold harmless Purchaser, Parent, and (following the Closing) the Company, and each of their respective Affiliates, members, shareholders managers, partners, officers, directors, employees, agents and representatives (collectively, “Purchaser Indemnitees”) from and against any and all losses, costs, expenses, judgments, damages and Liabilities (including, without limitation, court costs and reasonable attorneys’ fees) (collectively, “Losses”) arising out of or related to (a) any breach or inaccuracy of any representation or warranty of any Company Party in this Agreement or in any certificate or instrument delivered by or on behalf of any Company Party pursuant to this Agreement, (b) any breach, failure to perform or nonfulfillment of any covenant, agreement or other obligation of any Company Party under this Agreement, (c) any Pre-Closing Taxes, and (d) any matter set forth on Schedule 7.2.

7.3 Indemnification by Purchaser. Subject to the other terms and conditions of this Section 7, Purchaser agrees to indemnify, defend and hold harmless Sellers and their respective Affiliates (other than the Company post-Closing), members, managers, partners, officers, directors, employees, agents and representatives (collectively, “Seller Indemnitees”) from and against any and all Losses arising out of or otherwise associated with or relating to (a) any breach or inaccuracy of any representation or warranty of Purchaser or Parent contained in Section 3 of this Agreement, and (b) any breach, failure to perform or nonfulfillment of any covenant, agreement or other obligation of Purchaser or Parent under this Agreement.

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7.4 Certain Limitations. The party making a claim under this Section 7 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Section 7 is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.2 and Section 7.3 are subject to the following limitations:

(a) The Sellers shall not be liable to Purchaser Indemnitees for indemnification under Section 7.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) exceeds $200,000 (the “Basket”), in which event the Sellers shall be liable for all Losses; provided, however, that no individual basis of a claim for Losses of less than $5,000 shall be included in, or otherwise aggregated in the calculation of Losses for the purposes of the Basket; provided further, that for the avoidance of doubt, multiple claims that share a similar or common basis shall be not be subject to the foregoing exclusion. Notwithstanding any provision of this Agreement to the contrary, none of the limitations set forth in this Section 7.4(a), including but not limited to the Basket, shall apply to breaches of Fundamental Representations, Fraud or intentional misrepresentation.

(b) Purchaser shall not be liable to Seller Indemnitees for indemnification under Section 7.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.3(a) exceeds the Basket; provided that, the Basket shall not apply to breaches of Fundamental Representations, Fraud or intentional misrepresentation.

(c) The aggregate amount of all Losses for which any Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a) shall not exceed in the aggregate, an amount equal to twelve percent (12%) of the Purchase Price plus any Earn-out Payment(s) (the “Cap”); provided that the Cap shall not apply to breaches of Fundamental Representations, Fraud or intentional misrepresentation. The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(b), Section 7.2(c), Section 7.2(d) or Section 7.3(b) shall be limited to the aggregate amount of the Purchase Price plus any Earn-out Payment(s) received by the Sellers; provided, however, such limitation shall not apply to any instances of Fraud, intentional misrepresentation, or willful misconduct.

(d) The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in this Agreement, as the case may be.

(e) No Indemnified Party may claim or be indemnified for any Losses under this Section 7 to the extent such Losses are included in the calculation of any adjustment to the Purchase Price under Section 1.3.

(f) Each Indemnified Party shall take reasonable steps to mitigate any Losses after acquiring actual knowledge of any breach that gives rise to such Losses.

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(g) Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Losses shall be net of any insurance proceeds or third party indemnity or contribution payments actually received by the Indemnified Party in respect of such Losses less any deductibles, costs and expenses incurred in connection with making any claim or pursuing or obtaining such insurance proceeds or third party indemnity or contribution payments, and related increases in insurance premiums or other chargebacks; notwithstanding anything to the contrary herein, no Indemnified Party has any obligation to seek to recover any insurance proceeds or third party indemnity or contribution payments or to pursue or obtain any insurance claims or third party indemnity or contribution payments.

(h) Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Losses shall be reduced by an amount equal to any net Tax benefit actually realized as a result of such Losses by the Indemnified Party within one year after incurring such Losses and increased by an amount equal to any Tax imposed on the receipt of such indemnity payment.

(i) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, indirect or special damages, including diminution of value or any damages based on any type of multiple, other than in connection with a Third-Party Claim in which punitive, incidental, consequential, indirect or special damages, including diminution of value or any damages based on any type of multiple were actually awarded.

(j) Any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.5 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Legal Proceeding made or brought by any Person who is not a Party or an Affiliate of a Party or a representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Company Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim (i) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (ii) that involves any criminal liability or any admission of criminal wrongdoing, (iii)

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if settlement of, or an adverse judgment with respect to, the Third-Party Claim is, in the good faith and reasonable judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, or (iv) that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are good faith legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction in which such Third Party Claim is being contested. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third-Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 9.1) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party (including the possibility of increased Tax liabilities and/or reduced tax attributes in a period beginning after the Closing Date) and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c) Direct Claims. Any claim by an Indemnified Party on account of any Losses that do not result from a Third-Party Claim (a “Direct Claim”) may be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after delivery by the Indemnified Party of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Payment. Subject to the Basket, Cap and any other limitations set forth under Section 7.4, Losses agreed to by the Indemnifying Party or finally adjudicated to be payable under this Section 7 (such event, a “Determination”) that are not paid by the Indemnifying Party within ten (10) Business Days thereafter shall accrue interest from and including the date of such agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to eighteen percent (18%), calculated daily on the basis of a 365-day year and the actual number of days elapsed.

7.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.7 Exclusive Remedies. From and after the Closing, the Parties acknowledge and agree that their sole and exclusive remedy with respect to claims (other than claims arising from Fraud, criminal activity or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement or claims pursuant to Section 1.3) for any breach of any representation or warranty in this Agreement shall be pursuant to the indemnification provisions set forth in this Section 7. Notwithstanding anything to the contrary herein, nothing in this Section 7 limits any Person’s right to seek and obtain any equitable relief to which any Person may be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct, or any claim pursuant to Section 1.3, or any claims or remedies under or in connection with any Transaction Agreements other than this Agreement.

7.8 Set-Off. Notwithstanding any provision of this Agreement to the contrary, if any Purchaser Indemnitee incurs any Losses pursuant to Section 7.2 prior to the delivery of any Earn-Out Payment, Purchaser upon making a good faith determination Losses have occurred pursuant to Section 7.2, shall have the right, but not the obligation, at its option, to set-off such Losses against an Earn-Out Payment, if any. Nothing in this Section 7.8 shall limit the rights and/or remedies of any Purchaser Indemnitee hereunder. For the avoidance of doubt, Purchaser and/or Parent shall have the right to withhold payment with respect to any Earn-Out Payment in an amount equal to any Losses claimed by any Purchaser Indemnitee in good faith, pending a Determination.

8. Closing Documents; Post-Closing Covenants.

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8.1 Closing Documents. At the Closing, the Company Parties shall deliver and/or provide all the documents or instruments identified in Section 4.8.

8.2 Post-Closing Employment Matters. From and after the Closing, subject to any applicable collective bargaining agreement(s), no Company will be required to continue employing or engaging any Person employed or engaged by the Company as of the Closing Date, except as provided in any Employment Agreements executed and delivered at Closing and approved by Purchaser in writing. Purchaser may offer, at its sole discretion, consulting arrangements or terms of employment to certain representatives or employees of the Company.

8.3 Satisfaction of Insider Debt. As of the Closing, all insider debt of the Company (i.e., any loan payable, receivable or other Indebtedness owed by or to the Company to a Seller or its Affiliates) shall have been satisfied in full at Closing without any Liability to Purchaser. Each Seller hereby agrees to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as Purchaser may reasonably request in order to carry out the intent and accomplish the purposes of this Section 8.3.

8.4 Retirement of Other Indebtedness. At Closing, Seller shall cause, on terms and conditions reasonably acceptable to Purchaser, all outstanding Indebtedness of the Company, including any insider debt, to be fully paid-off and retired out of the Closing Cash Purchase Price or (if the Closing Cash Purchase Price is insufficient to satisfy such Indebtedness) otherwise. Simultaneously with the Closing, the Company shall, or shall have filed, all Contracts, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to effect the release of all Liens related to the Indebtedness, or otherwise required to be released by Purchaser.

8.5 Tax Returns. Representative shall prepare and file all income Tax Returns (including IRS form 1065 and any comparable state and local Tax Return) of the Company for taxable periods ending on or prior to the Closing Date (“Seller Returns”), provide such Seller Returns to Purchaser for its review and comment prior to filing and pay all Taxes required to be paid with such Seller Returns. The Purchaser shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all Tax Returns (including any required Purchase Price allocation) of or with respect to the Company that are required to be filed after the Closing Date other than Seller Returns. All such Tax Returns for Pre-Closing Tax Periods and Straddle Periods shall be provided to Representative for review and comment prior to filing. All Pre-Closing Taxes shall be paid by the Sellers. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement and the other Transaction Agreements (“Transfer Taxes”) shall be borne by the Sellers, regardless of which Party is responsible for the payment of such Transfer Taxes. The Party required by applicable Law to do so shall timely prepare, or cause to be prepared, and file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by Law, the other Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Each Party shall cooperate in providing any certificates or other documents required to reduce the Transfer Taxes. The Sellers shall not, and shall not cause

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the Company to, elect to apply any provision of the Partnership Audit Provisions (or any similar provision of state or local law) for any Taxable year beginning prior to January 1, 2018. For any Tax year beginning on or after January 1, 2018, Sellers shall ensure that Sellers and the Company (and each member of the Company Group) make all necessary elections to the extent possible to avoid, or to the maximum extent possible reduce, any Taxes imposed on the Company (and any Group Company Member) under Section 6225 of the Code (including making a ‘‘push out election” under Section 6226 of the Code).

8.6 Allocation of Purchase Price. The Parties agree that the Purchase Price (less any amounts not included in purchase price for income tax purposes) together with assumed liabilities and other items included in purchase price for income tax purposes shall be allocated among the assets of the Company for Tax purposes as agreed by Purchaser’s and Representative’s respective accountants, valuation professionals, or similar representatives, acting in good faith. The Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation and will take no position in any Tax Returns (including amended returns and claims for refund) and information reports that is inconsistent with such allocation. Any adjustments to the Purchase Price pursuant to Section 1.3 herein shall be allocated in a manner consistent with such allocation.

8.7 Admission of Purchaser as a Member. Sellers shall cause the Purchaser to be admitted as a member, and Sellers shall withdraw or resign as a member of the Company at Closing.

8.8 Removal of Legends on Parent Shares. The Parties agree that upon expiration of a Seller’s (or their permitted designees’) Lock-Up Agreement with respect to any Parent Shares, the Parties will take commercially reasonable steps, if requested by such Seller (or such Seller’s permitted designee(s) hereunder), to facilitate the resale of the Parent Shares issued hereunder, including facilitating the removal of the any legend thereon, in accordance with applicable Law.

8.9 Intercompany Loan Repayments. To the extent the Company is owed any amounts by an pre-Closing Affiliate of the Company, and is repaid such amounts within the twelve (12) month period following the Closing, Purchaser agrees to use commercially reasonable efforts to cause the Company, post-Closing, to transfer such funds to Representative in a timely manner, subject to a cap of $125,000, in the aggregate.

9. Miscellaneous.

9.1 Confidentiality. Unless otherwise expressly set forth elsewhere herein, each Party agrees to keep the terms and conditions of the Transaction Agreements, and any confidential information that such Party receives from any other Party as a result of this Agreement, strictly confidential, with only the six (6) following exceptions: (i) as disclosure may be required by Law or to enforce the terms of the Transaction Agreements; (ii) to secure tax, financial or legal advice from a professional tax consultant, financial advisor, accountant, banking officer or attorney; (iii) in the event that a Party sues on any of the Transaction Agreements or otherwise requires any of the Transaction Agreements to defend itself in a lawsuit, that Party may disclose the Transaction Agreements to and/or file it with the court; (iv) the Transaction Agreements may be disclosed by

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a Party to its own shareholders, partners, members, managers, directors, insurance agents, insurance brokers, insurers, attorneys and advisors who need to know and agree to be bound by the confidentiality provisions herein (with such disclosing Party bearing all Liability for any such disclosure by any such Person in violation of this Agreement); (v) any Party may disclose the existence of the Transaction Agreements to any Person, but not its terms; and (vi) the Transaction Agreements and any confidential information may otherwise be disclosed to any Person with the written consent of all Parties (as it pertains to the Transaction Agreements) and the disclosing Party(ies) (as it pertains to confidential information). In the case of a legal, quasi-legal, agency, or executive investigation or action, each of the Parties agrees to notify the other Parties within a reasonable amount of time (but no later than fourteen (14) days (or fewer days, if warranted under the circumstances)) if they receive notice of an order, request, or action from any Person or Governmental Authority requesting or requiring the production or disclosure of any document or information subject to confidentiality pursuant to this Section 9.1, so that an affected Party may appear and oppose such order, request, or action.

9.2 No Invalidity Due to Federal Law. The Parties agree and acknowledge that this Agreement or any other Transaction Agreement may not be terminated or challenged as illegal by any of them on account of any federal Law that prohibits the manufacture, cultivation, processing, dispensing, transport, possession or sale of medical marijuana.

9.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and the respective personal representatives, successors and assigns of the Parties. This Agreement may not be assigned by any Party except with the prior written consent of the other Parties hereto; provided, however, that Purchaser may assign this Agreement to its Affiliate, so long as Purchaser remains liable for its obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their respective successors and assigns or the indemnified parties in Section 7 any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.4 Governing Law. This Agreement shall be governed by the internal Law of the Commonwealth of Pennsylvania without regard to conflict of Law principles.

9.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other commonly recognized transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (c) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, in each case to the intended recipient as set forth below:

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if to any Company Party or (prior to Closing) the Company, to:

Keystone Relief Centers LLC

215 25th Street, No. 10

Pittsburgh, PA 15222

Attn: Dr. Robert Capretto

Email: rcapre@aol.com

with a copy (which will not constitute notice) to:

Metz Lewis Brodman Must O’Keef LLC

535 Smithfield Street, Suite 800

Pittsburgh, PA 15222-2305

Attn: Matthew D’Ascenzo

Email: mdascenzo@metzlewis.com

if to Purchaser, to:

Trulieve PA LLC

3494 Martin Hurst Road

Tallahassee, Florida 32312

Attn: Eric Powers

Email: eric.powers@trulieve.com

with a copy (which will not constitute notice) to:

Akerman LLP

350 E. Las Olas Boulevard

Suite 1600

Fort Lauderdale, Florida 33301

Attn: Zack Kobrin & Sean Coyle

Email: Zachary.Kobrin@akerman.com; Sean.Coyle@akerman.com

9.8 Tax Liabilities. Each Party shall be solely responsible for reporting and discharging its own Tax liabilities and other obligations that such Party may incur as a result of the Transactions Agreements and the transactions contemplated thereby, except as is expressly provided otherwise in any Transaction Agreement.

9.9 Fees and Expenses. Each Party shall pay its own attorneys’ fees and expenses incurred in connection with the negotiation, preparation and execution of the Transaction Agreements and the consummation of the transactions contemplated thereby (it being understood that the Company’s attorneys’ fees and such other expenses in connection with the Transaction Agreements and all Company Transaction Expenses shall be paid separately by the Company at or prior to Closing).

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9.10 Attorneys’ Fees. In any proceeding arising out of or relating to the Transaction Agreements, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and necessary disbursements from the losing party(ies).

9.11 Amendments and Waivers. This Agreement may be amended, and any provision hereof may be waived, only with the written consent of Purchaser, on the one hand, and Representative, on the other hand. Any purported amendment or waiver effected in violation of this Section 9.11 shall be void and of no effect.

9.12 Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

9.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Except as otherwise expressly provided in Section 7.7, all remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

9.14 Entire Agreement. This Agreement (including the Disclosure Schedule and the other Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof, and supersede any and all other written or oral agreements, representations and warranties relating to the subject matter hereof or thereof existing between the Parties, including, without limitation, that certain Letter of Intent, dated July 24, 2020, between certain of the Parties and/or certain of their Affiliates, all of which are expressly canceled.

9.15 Dispute Resolution. Each Party (a) hereby irrevocably and unconditionally submits to the jurisdiction of the state courts located in Allegheny County, Pennsylvania (the “Exclusive Venues”) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agrees not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Exclusive Venues, and (c) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

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9.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING FRAUD IN THE INDUCEMENT AND NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.17 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

9.18 Remedies. Subject to Section 9.19, in addition to being entitled to exercise all rights provided herein or granted by Law, including indemnification rights pursuant to Section 7, the Parties will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any Losses incurred by reason of any breach of this Agreement and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at Law would be adequate.

9.19 Termination.

(a) Right of Termination. This Agreement (and the transactions contemplated herein) may be terminated prior to or at Closing only:

(i) by mutual written consent of Representative and Purchaser;

(ii) by Purchaser, if any Company Party or Company Party has breached, or failed to perform or satisfy, any of their representations, warranties, covenants or other agreements contained in this Agreement and such breach or failure would give rise to the failure of any of the conditions set forth in Section 4, which breach or failure to perform or satisfy (if capable of being cured) is not cured within ten (10) Business Days after Purchaser has provided notice in writing to Representative of Purchaser’s intention to terminate this Agreement, or if the Company experiences a Material Adverse Effect;

(iii) by Representative, if Purchaser has breached, or failed to perform or satisfy, any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach or failure would give rise to the failure of any of the conditions set forth in Section 5, which breach or failure to perform or satisfy (if capable of being cured) is not cured within ten (10) Business Days after Representative has provided notice in writing to Purchaser of Representative’s intention to terminate this Agreement, or Purchaser or Parent experiences a Material Adverse Effect;

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(iv) by Representative or Parent, upon notice to the other Party, if a Governmental Authority of competent jurisdiction has issued an Order preliminarily or permanently enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated in this Agreement; or

(v) by Representative or Purchaser, if the Closing has not occurred on or prior to December 31, 2020 (the “Kick Out Date”), upon written notice to the other Parties; provided, however, that the terminating Party is not in material breach of any of its obligations hereunder that has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Kick Out Date.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 9.19(a) will be effective immediately upon the delivery of written notice by the terminating Party to the other Party, except for the mutual written consent of Seller and Purchaser as provided in Section 9.19(a)(i). If this Agreement is terminated pursuant to Section 9.19(a), then except as otherwise provided herein, Section 9 (Miscellaneous) and this Section 9.19(b) which shall remain in full force and effect and survive any termination of this Agreement and the Transaction Agreements, all further obligations of the Parties under this Agreement and the Transaction Agreements, will terminate and become void and of no further force and effect and there shall be no further Liability or obligation on the part of any Party under this Agreement or the other Transaction Agreements.

9.20 Legal Representation. It is acknowledged and agreed that the Parties and/or their agent(s) and attorneys have jointly participated in the preparation and negotiation of this Agreement and the other Transaction Agreements. The Parties acknowledge and agree that they are each sophisticated business parties and have at all times had access to an attorney in negotiations of the terms of and in the preparation and execution of this Agreement and the other Transaction Agreements. The Parties acknowledge and agree that all terms of this Agreement and the other Transaction Agreements were negotiated at arms-length, and this Agreement and the other Transaction Agreements were prepared and executed without Fraud, duress, undue influence or coercion of any kind exerted by any of the Parties upon the others.

9.21 Time is of the Essence. Time is of the essence with respect to each Party’s performance of its obligations under this Agreement.

9.22 Public Announcements. Purchaser or Parent, in its sole discretion, in compliance with the rules and regulations of the CSE, may issue any press release or make any public statement or disclosure with respect to this Agreement or the transactions contemplated hereby, notwithstanding anything to the contrary in this Agreement or any nondisclosure agreement between the Parties; provided that, Purchaser shall provide Seller with at least three (3) Business Days prior notice of any such disclosure and work in good faith with Seller to incorporate any of Seller’s comments into such disclosure, to the extent reasonable and mutually beneficial to the Parties; provided, however, that nothing herein shall restrict Purchaser or Parent from issuing a press release or making public statements (or require Purchaser to provide such notice or opportunity to incorporate such comments) as may, upon the advice of counsel, be required by Law or, as applicable, the rules or regulations of the CSE.

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9.23 Appointment of Representative.

(a) Each Seller and the Company irrevocably constitutes and appoints Dr. Robert Capretto as the Representative, with full and unqualified power to delegate to one or more Persons the authority granted to it hereunder, to act as such Person’s true and lawful attorney-in-fact and agent, with full power of substitution, and authorizes the Representative acting for such Person and in such Person’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, as fully to all intents and purposes as such Person might or could do in person, including:

(i) to determine the time and place of Closing, to determine whether the conditions to effect the Closing set forth in Section 5 have been satisfied (or to waive such conditions);

(ii) to take any and all action on behalf of such Sellers and the Company from time to time as Representative may deem necessary or desirable to fulfill the interests and purposes of this Agreement and the other Transaction Agreements and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith, including the delivery of the Purchased Interests and Membership Interest Assignments to Purchaser as contemplated hereby;

(iii) to negotiate, execute and deliver any amendments to and terminations of this Agreement and the other Transaction Agreements and to prepare any modification to the Disclosure Schedule;

(iv) to give such orders and instructions as Representative in his sole discretion shall determine with respect to this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby;

(v) to retain a portion of the Purchase Price for payment of expenses relating to the transactions or the obligations of the Sellers and the Company, Representative, or any such Seller or Company arising under or in connection with this Agreement and maintain a reserve for a period of time in connection with the payment of such expenses or obligations, and to incur and pay such expenses and obligations out of such reserve as Representative deems appropriate in his sole discretion;

(vi) to take all actions necessary to handle and resolve claims by or against Purchaser for indemnification by such Sellers under this Agreement;

(vii) to take all actions necessary to handle and resolve any adjustment to the Purchase Price under this Agreement;

(viii) to retain and to pay legal counsel and other professionals in connection with any and all matters referred to herein or relating hereto or any other Transaction Agreements (which counsel or other professionals may, but need not, be counsel or other professionals engaged by the Company);

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(ix) to make, acknowledge, verify and file on behalf of any such Seller applications, consents to service of process and such other documents, undertakings or reports as may be required by Law as determined by Representative in his sole discretion after consultation with counsel; and

(x) to make, exchange, acknowledge, deliver, amend and terminate all such other contracts, powers of attorney, orders, receipts, notices, requests, instructions, certificates, letters and other writings, and in general to do all things and to take all actions, that Representative in his sole discretion may consider necessary or proper in connection with or to carry out the aforesaid, as fully as could such Sellers or the Company if personally present and acting.

(b) Each of such Sellers and the Company hereby irrevocably grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that Representative may lawfully do or cause to be done by virtue hereof, including without limitation executing and delivering any Transaction Agreement and any other agreements, instruments and consents on behalf of any of the Sellers. Each of such Sellers and the Company further agrees not to take any action inconsistent with the terms of this Section 9.23 or with the actions (or decisions not to act) of Representative hereunder, and in any case shall not take any action or other position under this Agreement without the consent of Representative. To the extent of any inconsistency between the actions (or decisions not to act) of Representative and of any such Seller or the Company hereunder, the actions (or decisions not to act) of Representative shall control. EACH SUCH SELLER ACKNOWLEDGES THAT IT IS HIS OR ITS EXPRESS INTENTION TO HEREBY GRANT A DURABLE POWER OF ATTORNEY UNTO REPRESENTATIVE AND THAT THIS DURABLE POWER OF ATTORNEY IS NOT AFFECTED BY SUBSEQUENT INCAPACITY OF SUCH SELLER. Each of such Sellers and the Company further acknowledges that this power of attorney is coupled with an interest and irrevocable, and agrees that upon execution of this Agreement, any delivery by Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by Representative pursuant to this Section 9.23, such Seller and the Company shall be bound by such documents as fully as if such Seller and the Company had executed and delivered such documents, and any action (or decision not to act) taken or otherwise implemented by Representative under this Agreement shall be binding upon all Sellers and the Company.

(c) Each Seller agrees that Purchaser shall be entitled to rely on any action taken by Representative, on behalf of Sellers pursuant to Section 9.23(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each such Seller as fully as if such Person had taken such Authorized Action. Each Seller acknowledges and agrees that any payment made by Purchaser or Parent on behalf of such Seller to Representative pursuant to this Agreement shall constitute full and complete payment to such Seller and neither Purchaser nor Parent shall have any further Liability therefor. No Seller shall bring, and each Seller hereby waives any right to bring, any Legal Proceeding against Purchaser or Parent as a result of any actions or inactions of Representative.

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(d) Any indemnity, liability, payment, or other requirements (collectively “Risk”) assumed by Representative in this Agreement shall be assumed by and apply to each of the Sellers individually. Each of the Sellers agree that should any Risk arise, then the Sellers will equally contribute resources and time to mitigating or resolving the Risk. Each of the Sellers explicitly agree to indemnify and hold Representative harmless for any Risk brought against the Representative arising out of or relating to this transaction, except for actions where the Representative has engaged in gross negligence.

(e) In the event of the death or permanent disability of Representative, or his resignation, a successor Representative shall be appointed by a majority vote of the holders of issued and outstanding equity interests of the Company immediately prior to the Closing, with each such holder (or such holder’s successors or assigns) to be given a vote equal to the number of votes represented by the percentage of the Company’s outstanding equity interests held by such holder immediately prior to the Closing, and in that event the appointment shall be binding upon all the Sellers.

(f) Each Seller shall, simultaneous with the execution of this Agreement, deposit his, her or its equity interests of the Company (together with an executed Membership Interest Assignment executed in blank) with Representative for delivery by Representative to Purchaser at the Closing.

(g) Representative shall not be liable to any of the Sellers for any act done or omitted hereunder as Representative while acting in good faith (and any act done or omitted pursuant to the advice of professional advisors (including attorneys and accountants) shall be conclusive evidence of such good faith) and without gross negligence. Each Seller shall defend and indemnify Representative and hold him harmless from and against any Liabilities incurred without gross negligence on the part of Representative that arise out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses (including legal and accounting fees and expense) reasonably incurred by Representative.

(h) In performance of Representative’s duties, Representative shall be entitled to rely upon the Disclosure Schedules and upon the representations and warranties made by the Sellers as correct and complete. Representative may rely upon as correct the information supplied to Representative by the Company prior to the Closing Date, any professional advisors (including accountants and attorneys) of any Seller, and any professional advisors of the Company prior to the Closing Date.

9.24 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.

(a) Parent, Purchaser and their respective Affiliates (including the Company after the Closing) (collectively, the “Purchaser Group”) hereby waives any claim that Sellers Counsel in connection with this Agreement and the other Transaction Documents, the negotiation hereof and thereof and the consummation of the transactions contemplated hereby and thereby (“Pre-Closing Representation”) has or will have a conflict of interest or is otherwise prohibited from representing Representative, Sellers or their Affiliates, or any of the respective members,

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managers, directors or officers (“Designated Persons”) in any dispute with any member of the Purchaser Group or any other matter relating to this Agreement, the other Transaction Agreements, the negotiation hereof and thereof, and the transactions contemplated hereby and thereby, in each case, after the Closing Date (“Post-Closing Representation”), even though the interests of one or more of the Designated Persons in such dispute or other matter may be directly adverse to the interests of one or more members of the Purchaser Group.

(b) Parent and Purchaser, on behalf of themselves and rest of the Purchaser Group, hereby covenant and agree, that, as to all communications between the Sellers Counsel, on the one hand, and any Designated Person or the Company (with respect to the Company, solely prior to the Closing), on the other hand, that relate in any way to the Pre-Closing Representation, the attorney-client privilege and the expectation of client confidence belong to and shall be controlled by the applicable Designated Persons, and shall not pass to or be claimed by any member of the Purchaser Group. Parent and Purchaser, on behalf of themselves and the rest of the Purchaser Group, hereby irrevocably waive and agree not to assert, any attorney-client privilege or confidentiality obligation with respect to any communication between Prior Company Counsel, on the one hand, and any Designated Person, on the other hand, occurring during the Pre-Closing Representation in connection with any Post-Closing Representation. Notwithstanding the foregoing, if, after the Closing, a dispute arises between Parent, Purchaser, or one or more of its Affiliates, on the one hand, and a third party other than (and unaffiliated with) any Designated Person, on the other hand, then Parent, Purchaser or such Affiliate (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Sellers Counsel.

(c) After the Closing, the Company will each cease to have any attorney-client relationship with Sellers Counsel, unless and to the extent that Sellers Counsel is expressly engaged in writing by the Company to represent it. Any such representation of the Company by Sellers Counsel after the Closing will not affect the foregoing provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

KEYSTONE RELIEF CENTERS LLC,
doing business as Solevo Wellness

By:	/s/ Robert Capretto
Name: Dr. Robert Capretto
Title: Chief Executive Officer

SELLERS:

ML5 ENTERPRISES LLC

By:	/s/ Lucille Cichon
Name: Lucille Cichon
Title: Managing Partner

KAYLEN, LLC

By:	/s/ Kathi Lenart
Name: Kathi Lenart
Title: Member

THE MARTELLA GROUP

By:	/s/ Kathleen A. Martella
Name: Kathleen A. Martella
Title: Partner

MARKHAM MAGIC. LLC

By:	/s/ Justin W. Jevich
Name: Justin W. Jevich
Title: PRESIDENT

JTG & ASSOCIATES, LLC

By:	/s/ June Groutenugo
Name: June Groutenugo
Title: Manager

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the. Parties have executed this Agreement as of the date first written above.

SELLERS:

OAK HILL KEYSTONE, LLC

By:	/s/ Robert Capretto
Name: Robert Capretto
Title: Manager

ETODD GROUP, LLC

By:	/s/ Alisa T. Sanders
Name: Alisa T. Sanders
Title: CEO

EARTHMED PARTNERS, LLC

By:	/s/ Alexander J. Micklow
Name: Alexander J. Micklow
Title: Manager

MARKS PENNSYLVANIA GROUP, LLC

By:	/s/ Louis S. Gold
Name. Louis S. Gold
Title: Managing Member

LAUREL INVESTMENT GROUP LLC

By:	/s/ Willian T. Fritz
Name: Willian T. Fritz
Title: Managing Partner

/s/ Samual Britz
Samual Britz

/s/ Nick Geanopulos
Nick Geanopulos

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLERS:

/s/ Rocco Levinc
Rocco Levinc

/s/ Patrick Gannon
Patrick Gannon

REPRESENTATIVE:

/s/ Robert Capretto
Dr. Robert Capretto

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:

TRULIEVE PA LLC

By:	/s/ Eric Powers
Name: Eric Powers
Title:	President

PARENT:

TRULIEVE CANNABIS CORP.

By:	/s/ Eric Powers
Name: Eric Powers
Title:	Secretary

[Signature Page to Membership Interest Purchase Agreement]